UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

METSERA, INC.

(Name of Registrant as Specified In Its Charter)

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METSERA, INC.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

November 10, 2025

Dear Metsera Stockholder:

On or about October 24, 2025, we mailed to you a definitive proxy statement (which we refer to as the “definitive proxy statement” and together with this proxy supplement, the “proxy statement”) relating to a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Metsera, Inc., a Delaware corporation (which we refer to as “Metsera”, the “Company”, “we”, “us” and “our”), to be held virtually via live webcast on November 13, 2025, beginning at 9:00 a.m. Eastern Time, to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2025 (which we refer to as the “Original Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (which we refer to as “Parent” or “Pfizer”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), and Metsera, including the form of contingent value rights agreement (which we refer to as the “CVR Agreement”) to be entered into at or immediately prior to the Effective Time (which we define below), by Parent and a rights agent determined in accordance with the Original Merger Agreement (which we refer to as the “Merger Agreement Proposal”) and (b) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Original Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Pursuant to the terms of the Original Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Metsera (which we refer to as the “Merger”), with Metsera continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent.

On November 7, 2025, Metsera, Pfizer and Merger Sub entered into that certain Amendment No.1 to Agreement and Plan of Merger (which we refer to as the “Amendment”, and the Original Merger Agreement so amended and as it may be further amended from time to time, the “Merger Agreement”). The Amendment has the effect of, among other things, increasing the merger consideration to be paid to the Metsera stockholders to $65.60 per share in cash without interest and less any applicable withholding taxes (which we refer to as the “Closing Amount”) from $47.50 per share and replaced the form of CVR Agreement that had been included in the Original Merger Agreement. The Amendment provides significant additional financial value to the Metsera stockholders. The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.00001 per share, of Metsera (which we refer to as “Metsera common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will, at the Effective Time, automatically be converted into the right to receive (i) $65.60 in cash without interest and less any applicable withholding taxes and (ii) one contractual contingent value right (which we refer to as a “CVR”), which shall represent the right to receive contingent payments in cash, without interest and less any applicable withholding taxes, upon the achievement of certain Milestones (which we define in the section of this proxy statement entitled “Form of Contingent Value Rights Agreement”), and subject to the terms and conditions set forth in the CVR Agreement (we refer to the consideration contemplated by (i) and (ii), together, as the “Merger Consideration”).

If the Merger is consummated, you will be entitled to receive the Merger Consideration, less any applicable withholding taxes, for each share of Metsera common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

The Board of Directors of Metsera (which we refer to as the “Board”), after considering the factors more fully described in the definitive proxy statement and this proxy supplement, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (which we refer to collectively as the “Transactions”) are fair to and in the best interests of Metsera and Metsera stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the execution, delivery and performance of the Merger Agreement, (iii) approved Metsera entering into the voting and support agreements with each of ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P. and Population Health Partners GP, LLC and Parent (each of which we refer to as a “Voting and Support Agreement” and together, the “Voting and Support Agreements”), including the execution and delivery of the Voting and Support Agreements, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (v) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders. The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

The time and date of the Special Meeting has not changed and remains November 13, 2025, beginning at 9:00 a.m. Eastern Time. The record date has not changed and remains October 24, 2025 (which we refer to as the “Record Date”). Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM, which we refer to as the “Special Meeting website”. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

The definitive proxy statement and this proxy supplement provide detailed information about the Special Meeting, the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement and an annex to the Amendment) and the Merger. A copy of the Original Merger Agreement is attached as Annex A to the definitive proxy statement. A copy of the Amendment is attached as Annex A to this proxy supplement.

The definitive proxy statement and this proxy supplement also describe the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire definitive proxy statement, this proxy supplement and their annexes, including the Original Merger Agreement and the Amendment, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card or the proxy card accompanying the definitive proxy statement in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of the definitive proxy statement entitled “The Special Meeting-Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Metsera common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

On behalf of the Board, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

/s/ Whit Bernard
Whit Bernard
Co-Founder, Chief Executive Officer and President
Metsera, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

PROXY SUPPLEMENT

INTRODUCTION AND EXPLANATORY NOTE

Except as described in this proxy supplement, the information provided in the definitive proxy statement dated October 17, 2025 (which we refer to as the “definitive proxy statement” and together with this proxy supplement, the “proxy statement”) previously mailed to stockholders of Metsera, Inc. (which we refer to as “Metsera”, the “Company”, “we”, “us” and “our”) on or about October 24, 2025, continues to apply. This proxy supplement, the annexes to this proxy supplement and the documents referred to in this proxy supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current and supersedes the information in the definitive proxy statement. If you need another copy of the definitive proxy statement, please contact our proxy solicitor, Innisfree M&A Incorporated (which we refer to as “Innisfree”), in writing at 501 Madison Avenue, 20th Floor, New York, New York 10022, by toll-free telephone at 1 (877) 825-8793 or collect telephone (for banks and brokers) at 1 (212) 750-5833. The definitive proxy statement may also be found on the Internet at www.sec.gov.

This proxy supplement is being distributed to Metsera stockholders who are entitled to vote at the special meeting of stockholders (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) being held to consider, among other things (a) a proposal to adopt the Agreement and Plan of Merger, dated as of September 21, 2025 (which we refer to as the “Original Merger Agreement”), by and among Pfizer Inc., a Delaware corporation (which we refer to as “Parent” or “Pfizer”), Mayfair Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Merger Sub”), and Metsera, as amended by Amendment No.1 to Agreement and Plan of Merger, dated as of November 7, 2025 (which we refer to as the “Amendment”, and the Original Merger Agreement so amended and as it may be further amended from time to time, the “Merger Agreement”), by and among Metsera, Pfizer and Merger Sub, including the form of contingent value rights agreement (which we refer to as the “CVR Agreement”) to be entered into at or immediately prior to the effective time of the Merger, and the merger of Merger Sub with and into Metsera (which we refer to as the “Merger”), with Metsera continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent. Only Metsera stockholders of record as of the close of business on October 24, 2025, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

We urge you to read carefully this proxy supplement together with the definitive proxy statement.

UPDATE TO SUMMARY TERM SHEET

The following information supplements and, where applicable, replaces the corresponding information under the heading “Summary Term Sheet” of the definitive proxy statement.

Amendment to Merger Agreement

The Original Merger Agreement was amended by the Amendment to, among other things, increase the cash consideration to be paid by Pfizer for each share of common stock, par value $0.00001 per share, of Metsera (which we refer to as “Metsera common stock”) in the Merger from $47.50 to $65.60 in cash per share of Metsera common stock, without interest and less any applicable withholding taxes (which we refer to as the “Closing Amount”).

The Amendment also increased the termination fee payable by Metsera (which we refer to as the “Company Termination Fee”) in connection with the termination of the Merger Agreement under specified circumstances, from to $190,000,000 to $265,000,000.

CVR Agreement

The Amendment also decreased the maximum amount payable under the non-transferable contingent value right from up to $22.50 to up to $20.65 per share of Metsera common stock in cash, as follows:

i.

Clinical Trial Milestone: From $5.00 to $4.60 per CVR in cash, without interest and less any applicable withholding taxes, payable upon the occurrence of the initiation of the first Phase 3 Clinical Trial (as defined in the CVR Agreement) for the injectable fixed dose combination of MET-233i and MET-097i on a dosing basis of on or around every twenty eight (28) days (which we refer to as the “the Combination Product”) for chronic weight management, on or prior to December 31, 2027;

ii.

Mono FDA Approval Milestone: From $7.00 to $6.40 per CVR in cash, without interest and less any applicable withholding taxes, payable upon the occurrence of the receipt from the U.S. Food and Drug Administration (which we refer to as the “FDA”) by Parent or any of its subsidiaries in the United States of approval of the injectable MET-097i on a dosing basis of on or around every twenty eight (28) days (which we refer to as the “Mono Product” and, together with the Combination Product, the “CVR Products”) for chronic weight management by the FDA, on or prior to December 31, 2029; and

iii.

Combination FDA Approval Milestone: From $10.50 to $9.65 per CVR in cash, without interest and less any applicable withholding taxes, payable upon the occurrence of the receipt from the FDA by Parent or any of its subsidiaries of approval of the Combination Product by the FDA for chronic weight management, on or prior to December 31, 2031 (each of which we refer to as a “Milestone Payment”).

The Amendment also changed the Commercially Reasonable Efforts (as defined in the CVR Agreement) obligations set forth in the CVR Agreement requiring Pfizer, with respect to each Milestone (as defined in the CVR Agreement), to use Commercially Reasonable Efforts to achieve such Milestone prior to the end of, but solely during, the Milestone Period (as defined in the CVR Agreement) for such Milestone.

The Amendment also removed the requirement for Pfizer to expend at least $1.5 billion, as may have been adjusted pursuant to the prior form of CVR Agreement, in aggregate on direct clinical drug development of the CVR Products.

Please see the section entitled “Summary of Amendment to the Merger Agreement”, beginning on page 43 of this proxy supplement, for additional information about the terms of the Amendment.

Litigation Related to the Merger

As of the date of this proxy statement, Metsera has received demand letters from purported stockholders, and complaints have been filed in the New York Supreme Court by purported stockholders against Metsera, alleging deficiencies and/or omissions in the proxy statement that Metsera filed on October 17, 2025. See Hamilton v. Metsera,

Inc., et al., No. 659304/2025; Johnson v. Metsera, Inc., et al., No. 659274/2025; Lacoff v. Bernard, et al., No. 74603/2025. The complaints seek an injunction of the transaction, declaratory relief, actual and punitive damages, attorneys’ fees and expenses, expert fees and other expenses, and other relief as the Court may find just and proper. Metsera believes that the allegations in these demand letters and complaints are without merit.

Potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Metsera including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no legal restraints preventing or prohibiting the consummation of the Merger shall be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

On October 31, 2025, Pfizer filed a five-count Complaint in the Delaware Court of Chancery against the Company, Novo Nordisk A/S (which we refer to as “Novo Nordisk”), NN US Invest, Inc., Novo Nordisk US Research Investment Holdings, Inc. (which we refer to together with Novo Nordisk and NN US Invest, Inc. as the “Novo Nordisk Defendants”), and our board of directors. See Pfizer v. Metsera, Inc., et al., 2025-1259-MTZ. The Complaint seeks declaratory judgments regarding the interpretation of certain terms in the Merger Agreement. The Complaint asserts a claim for breach of the Merger Agreement against the Company; asserts a claim of tortious interference against the Novo Nordisk Defendants; and asserts a claim of breach of fiduciary duty by the Company’s board of directors. The Complaint seeks declaratory relief, specific performance, injunctive relief, costs and expenses, and any other relief the Court deems just and proper. On the same day, Pfizer also filed a motion seeking a Temporary Restraining Order (which we refer to as the “TRO” or “TRO motion”) to stop the termination of the Merger Agreement. On November 3, 2025, the Company and Novo Nordisk filed separate briefs opposing the TRO. On November 4 and 5, 2025, the Court held telephonic hearings regarding the TRO motion. At the conclusion of the November 5, 2025 hearing, the Court ruled from the bench in favor of the Company and denied the TRO. Metsera believes that the allegations in this Complaint with respect to Metsera and our Board are covered by releases contained in the Amendment. Metsera and our board deny the claims in this Complaint as to them, and believe that the claims therein with respect to Metsera and our board of directors are covered by releases contained in the Amendment.

On November 3, 2025, Pfizer filed a four-count Complaint in the United States District Court for the District of Delaware against the Company, the Novo Nordisk Defendants, ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P., and Population Health Partners GP, LLC. See Pfizer Inc. v. Novo Nordisk A/S, et al., 25-cv-01339. The Complaint asserts claims against all defendants for unlawful conspiracy under Section 1 of the Sherman Act and for conspiracy to monopolize in violation of Section 2 of the Sherman Act for the Novo Nordisk transaction; asserts a claim for attempted monopolization in violation of Section 2 of the Sherman Act against the Novo Nordisk Defendants; and asserts a claim for unlawful merger in violation of Section 7 of the Clayton Act against the Novo Nordisk Defendants and the Company. The Complaint seeks injunctive relief and damages on all counts, treble damages, pre- and post-judgement interest, attorneys’ fees and costs, and any other relief that the Court deems just and proper. Metsera believes that the allegations in this Complaint with respect to Metsera, ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P. and Population Health Partners GP, LLC are covered by releases contained in the Amendment. Metsera and our board deny the claims in this Complaint as to them, and believe that the claims therein with respect to Metsera, ARCH Venture Fund XII, L.P., Validae Health, L.P., and Population Health Partners GP, LLC are covered by releases contained in the Amendment.

Regulatory Approvals Required for the Merger

U.S. Regulatory Clearances

The disclosure under the subheading “U.S. Regulatory Clearances” in the section “Summary Term Sheet” is hereby amended and supplemented by adding the following sentence at the end of the first paragraph:

On October 31, 2025, the U.S. Federal Trade Commission granted a request for the early termination of the waiting period under the HSR Act.

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) delivered its opinion to the Board that, as of November 7, 2025 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of all of the outstanding shares of Metsera common stock pursuant to the Original Merger Agreement as amended by the Amendment was fair from a financial point of view to such holders of Metsera common stock.

The full text of the written opinion of Goldman Sachs, dated November 7, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of Metsera common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Metsera and Goldman Sachs dated September 21, 2025, (the “GS Engagement Letter”), Metsera has agreed to pay Goldman Sachs a transaction fee of approximately $30 million, all of which is contingent upon consummation of the Merger.

For additional information, please see the section of this proxy supplement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs” and the full text of the written opinion of Goldman Sachs attached as Annex B to this proxy supplement.

Opinion of Guggenheim Securities, LLC

Metsera retained Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Metsera. In connection with the Merger, Guggenheim Securities rendered an opinion to the Board to the effect that, as of November 7, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to Metsera stockholders (other than Pfizer and its affiliates). The full text of Guggenheim Securities’ written opinion, which is attached as Annex C to this proxy supplement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of Metsera common stock or other securities or financial instruments of or relating to Metsera may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Metsera, its securities or other financial instruments, or the Merger or (iii) the impact of the Merger on the solvency or viability of Metsera or the ability of Metsera to pay its obligations when they come due.

Guggenheim Securities’ opinion was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy supplement constitute advice or a recommendation to any holder of Metsera common stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger), the Initial Merger Agreement, the Amendment or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including the CVR Agreement or any financing or other transactions related thereto.

For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Guggenheim Securities” and the full text of the written opinion of Guggenheim Securities attached as Annex C to this proxy statement.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF

STOCKHOLDERS AND THE MERGER

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement) and the Special Meeting described in the definitive proxy statement and this proxy supplement. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement, as well as the additional documents to which each of them refers or which each of them incorporates by reference, including the Original Merger Agreement, a copy of which is attached to the definitive proxy statement as Annex A, and the Amendment, a copy of which is attached to this proxy supplement as Annex A. The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS AND THE MERGER” beginning on page 14 of the definitive proxy statement.

Q:	Why am I receiving this supplement to the definitive proxy statement dated October 17, 2025?

A:

We are sending you this proxy supplement to the definitive proxy statement because, on November 7, 2025, the Company, Parent and Merger Sub entered into the Amendment, which amended the Original Merger Agreement. This proxy supplement provides information about the changes to the proposed transaction with Parent as a result of the Amendment, including changes to the Merger Agreement, and updates the definitive proxy statement which was previously mailed to you on or about October 24, 2025 and filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) on October 17, 2025.

Q:	What are the Company’s reasons for amending the Merger Agreement?

A:

As described in the section entitled “—Update to Background of the Merger”, beginning on page 15 of this proxy supplement, between October 25, 2025 and November 7, 2025, the Company received various proposal to acquire the Company. Following discussions with Parent and Novo Nordisk and considering various factors more fully described in the in the section entitled “Update to Background of the Merger”, the Board (i) determined that the Amendment and the transactions contemplated thereby, were fair to and in the best interests of the Company and Metsera stockholders, (ii) approved and declared advisable the Amendment and the transactions contemplated thereby, including the execution, delivery and performance of the Amendment, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of Metsera stockholders at the Special Meeting and (iv) resolved to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders.

Please see the sections entitled “—Update to Reasons for the Merger” beginning on page 21 of this proxy supplement, and “—Recommendation of the Board and Reasons for the Merger”, beginning on page 47 of the definitive proxy statement, for discussions of the reasons the Board reached the decision to approve the Amendment and the Merger Agreement, respectively.

Q:	What are the significant amendments to the Merger Agreement?

A:

The Original Merger Agreement was amended to, among other things, increase the cash consideration to be paid by Pfizer for each share Metsera common stock in the Merger from $47.50 to $65.60 in cash per share of Metsera common stock, without interest

The Amendment also decreases the maximum amount payable under the CVR from up to $22.50 to up to $20.65 per share of Metsera common stock in cash, as follows

i.

Clinical Trial Milestone: From $5.00 to $4.60 per CVR in cash, without interest and less any applicable withholding taxes, payable upon the occurrence of the initiation of the first Phase 3 Clinical Trial (as defined in the CVR Agreement) for the Combination Product for chronic weight management, on or prior to December 31, 2027;

ii.

Mono FDA Approval Milestone: From $7.00 to $6.40 per CVR in cash, without interest and less any applicable withholding taxes payable upon the occurrence of the receipt from the FDA by Parent or any of its subsidiaries in the United States of approval of Mono Product for chronic weight management by the FDA, on or prior to December 31, 2029; and

iii.

Combination FDA Approval Milestone: From $10.50 to $9.65 per CVR in cash, without interest and less any applicable withholding taxes payable upon the occurrence of the receipt from the FDA by Parent or any of its subsidiaries of approval of the Combination Product by the FDA for chronic weight management, on or prior to December 31, 2031.

The Amendment also increases the Company Termination Fee in connection with the termination of the Merger Agreement under specified circumstances, from to $190,000,000 to $265,000,000.

Please see the section entitled “Summary of Amendment to the Merger Agreement”, beginning on page 43 of this proxy supplement, for additional information about the terms of the Amendment.

Q:	When and where is the Special Meeting?

A:

The Special Meeting is still scheduled to be held virtually via live webcast on November 13, 2025, at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). There will not be a physical meeting location. The virtual nature of the Special Meeting is generally designed to enable participation of and access by more Metsera stockholders while decreasing the cost of conducting the Special Meeting. Metsera stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/MTSR2025SM.

To join the Special Meeting and vote, you will need the 16-digit control number included in your proxy materials. Online check-in will begin at approximately 8:45 a.m. Eastern Time on November 13, 2025. Once admitted, you may participate in the Special Meeting and vote during the Special Meeting by following the instructions that will be available on the Special Meeting website.

Q:	Who is entitled to vote at the Special Meeting?

A:

The record date for determining who is entitled to vote at the special meeting has not changed. Only Metsera stockholders as of the close of business on October 24, 2025 (which we refer to as the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of Metsera common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	May I attend and vote at the Special Meeting?

A:

All Metsera stockholders as of the Record Date may attend and vote at the Special Meeting. Shares held directly in your name as a Metsera stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee.

Even if you plan to attend the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of the definitive proxy statement entitled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

Q:	What is the proposed transaction?

A:

If the Merger Agreement Proposal is approved by Metsera stockholders and the other conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

Q:	What will I receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive the Merger Consideration (which is $65.60 in cash plus one CVR, without interest and less any applicable withholding taxes), for each share of Metsera common stock that you own (other than Metsera common stock owned by (i) the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent and (ii) Metsera stockholders who have validly exercised their statutory rights of appraisal under the DGCL (which we refer to together as the “Excluded Metsera Shares”) issued and outstanding immediately prior to the Effective Time, unless you have properly and validly exercised and do not withdraw your appraisal rights in accordance with Section 262 of the DGCL. For example, if you own 100 shares of Metsera common stock (other than Excluded Metsera Shares), you will receive $6,560 in cash in exchange for your shares of Metsera common stock, without interest and less any applicable withholding taxes, and 100 CVRs, without interest and less any applicable withholding taxes.

Q:	How does the per-share Merger Consideration compare to the market price of the Metsera common stock?

A:

The per-share Closing Amount of $65.60 per share of Metsera common stock represents an increase of $18.10 per share, or approximately 38.12%, over the $47.50 price per share previously provided by the Original Merger Agreement. It also represents a 95% premium over the 52-week high trading price of $44.30 per share and a 159% premium over the undisturbed closing price of $33.32 per share of Metsera common stock as of September 19, 2025, the last trading day before the Board approved the transactions contemplated by the Original Merger Agreement. In addition, the maximum amount payable under the CVR is $20.65 per CVR, down from up to $22.50 previously provided by the form of CVR Agreement attached to the Original Merger Agreement.

Q:	Does the Board still support the Merger?

A:

Yes. After careful consideration, the Board has unanimously determined that the Original Merger Agreement, as amended by the Amendment, and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate. For a discussion of the factors the Board considered in determining to recommend the adoption of the Merger Agreement, respectively, please see the sections entitled “—Recommendation of the Board and Reasons for the Merger” beginning on page 47 of the definitive proxy statement, and “—Update to Reasons for the Merger”, beginning on page 21 of this proxy supplement. In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that members of the Board and our executive officers have various interests in the Merger that may be in addition to, or different from, the interests of the Company’s stockholders generally. See the section entitled “Interests of Metsera’s Directors and Executive Officers in the Merger”, beginning on page 69 of the definitive proxy statement and “Interests of Metsera’s Directors and Executive Officers in the Merger”, beginning on page 36 of this proxy supplement.

Q:	What is the status of the Novo Nordisk proposal with regard to the acquisition of the Company?

A:

In connection with and pursuant to the Amendment, the Company and its representatives terminated discussions and negotiations with Novo Nordisk and its representatives. On November 8, 2025, Novo Nordisk issued a press release stating that it does not intend to make an increased offer to acquire the Company.

Please see the section entitled “—Update to Reasons for the Merger” beginning on page 21 of this proxy supplement, for additional information on the factors the Board considered in determining to enter into the Amendment, continue to recommend the adoption of the Merger Agreement and terminate discussions with Novo Nordisk.

Q:	Do any of the Company’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as a Metsera stockholder?

A:

In considering the proposals to be voted on at the Special Meeting, you should be aware that the Company’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Metsera stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommending that Metsera stockholders vote their Metsera common stock to adopt the Merger Agreement. These interests may include the following:

•

at the Effective Time, each outstanding option to purchase shares of Metsera common stock (which we refer to as a “Company Stock Option”) will receive the treatment described in the section of the definitive proxy statement entitled “The Merger Agreement—Treatment of Equity Awards”;

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the closing of the Merger (which we refer to as the “Closing”) while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•

for employees at the level of executive vice president and above, the “double-trigger” change in control vesting protections will include a “Good Reason” definition that includes a “material diminution in the participant’s title, authority, duties or responsibilities”;

•

each of the Company’s executive officers are eligible to receive severance under their offer letters or under the Company’s severance plan, which provide severance and other benefits in the case of a “qualifying termination” on or following a change of control, which will include the consummation of the Merger (as described in the section of the definitive proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Plan”);

•

each of the Company’s executive officers as well as two members of the Board, Paul L. Berns and Kristina Burow, will enter into amended letter agreements providing that, in the event that the applicable individual receives any payments or benefits that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, such executive will receive a payment that puts such executive or director in the same after-tax position as though such tax did not apply, up to an aggregate limit of $55,000,000 (as described in the section of the definitive proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Metsera’s Directors and Executive Officers in the Merger—Section 280G Letter Agreements”);

•

each of the Company’s executive officers are entitled to receive a full 2025 annual bonus at closing (if 2025 bonus has not been paid prior to the Closing), based on actual performance as determined by the Company prior to the Closing;

•	each of the Company’s executive officers and non-employee members of our Board are expected to receive Company RSUs to implement a 25% top-up for the prior 2025 annual equity awards; and

•

the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage and benefit from certain waivers and releases, each as set forth in the Merger Agreement.

If the proposal to adopt the Merger Agreement is approved, the shares of Metsera common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other Metsera stockholders. Please see the section of the definitive proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information.

For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification and a waiver and release of certain claims against directors and officers of the Company, please see the section of the definitive proxy statement entitled “The Merger Agreement—Indemnification and Insurance” and the section of this proxy supplement entitled “Summary of Amendment to the Merger Agreement—Release of Claims”.

Q:	What vote is required to approve the Merger Agreement Proposal and the Adjournment Proposal?

A:

The affirmative vote of the holders of a majority of the outstanding shares of Metsera common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of either (a) a majority of the shares of Metsera common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Metsera common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Metsera stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of the definitive proxy statement entitled “The Special Meeting-Voting at the Special Meeting”); or (c) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; and (2) “FOR” the Adjournment Proposal.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by Metsera stockholders or if the Merger is not consummated for any other reason, Metsera stockholders will not receive any payment for their shares of Metsera common stock. Instead, the Company will remain an independent public company, Metsera common stock will continue to be listed and traded on the Nasdaq and registered under the Securities Exchange Act of 1934, and the Company will continue to file periodic reports with the SEC.

Under certain circumstances, the Company will be required to pay Parent the Company Termination Fee equal to $265 million. For more information, please see the section of the definitive proxy statement entitled “The Merger Agreement—Termination Fees”.

Q:	What if I already voted using the proxy you sent me earlier?

A:

First, carefully read and consider the information contained in this proxy supplement, including the annexes, and the definitive proxy statement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:

Yes. You can change or revoke your proxy before the Special Meeting in the manner described in this proxy supplement and the definitive proxy statement. If you are the record holder of your shares, you may change or revoke your proxy by any of the following actions:

•	You may vote again over the Internet or by telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m. Eastern Time on November 12, 2025.

•	You may submit another properly signed proxy card with a later date, provided such proxy card is received no later than the close of business on November 12, 2025.

•

You may send a signed written notice that you are revoking your proxy to the Company’s Secretary at 3 World Trade Center, 175 Greenwich Street, New York, NY 10007, provided such written notice is received no later than the close of business on November 12, 2025.

•	You may attend the Special Meeting and vote thereat. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If you hold your shares of Metsera common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website.

If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

Q:	When do you expect the Merger to be consummated?

A:

The Special Meeting remains scheduled to be convened on November 13, 2025. We expect to close promptly following the Special Meeting on November 13, 2025. However, the exact timing of consummation of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in the definitive proxy statement, many of which are outside of our control. For more information, please see the section of the definitive proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Q:	How can I obtain additional information about the Company?

A:

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy supplement and the definitive proxy statement, by going to the investor relations page of our website at www.investors.metsera.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy supplement or the definitive proxy statement, and therefore is not incorporated herein by reference.

If you have any questions concerning the Merger, the Special Meeting, the definitive proxy statement or this proxy supplement, would like additional copies of the definitive statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Metsera common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including information about, among other topics, the proposed acquisition of the Company by Pfizer, the timelines, design and results of the Company’s clinical trials and data releases; the Company’s product candidate pipeline and milestone events; and potential benefits of treatment with the Company’s product candidates, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks relating to Pfizer’s litigation against the Company, including expenses from defending the litigation, potential damages or other losses resulting from the litigation, the impact of the litigation on the Company, its business and the market price of the Company’s common stock; the Company’s risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition by Pfizer (including the failure to obtain the requisite vote by the Company stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including the Company’s ability to attract and retain highly qualified management and other clinical and scientific personnel; negative effects of the pendency or the consummation of the proposed acquisition on the market price of the Company’s common stock and/or operating results; significant transaction costs; unknown liabilities; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to the Company’s business and prospects, adverse developments in the Company’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; the Company’s limited operating history; the Company’s ability to generate revenue or become profitable; the Company’s failure to obtain additional capital when needed on acceptable terms or at all; the risk that raising additional capital may cause dilution to the Company’s stockholders or require the Company to relinquish rights to its technologies or product candidates; uncertainties regarding the commercial success of the Company’s pipeline products; risks associated with the Company conducting clinical trials and preclinical studies outside of the United States; the Company’s reliance on third-parties to conduct clinical trials and preclinical studies and for the manufacture and shipping of its product candidates; the risk that the Company’s product candidates are associated with side effects, adverse events or other properties or safety risks; risks associated with the Company’s license and collaboration agreements and future strategic alliances; the Company’s ability to obtain, maintain, defend and enforce patent or other intellectual property protection for current or future product candidates or technology; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in any jurisdictions for the Company’s pipeline products for any potential indications; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products; and uncertainties regarding the impact of COVID-19; and competitive developments.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the business of the Company described in the “Special Note regarding Forward Looking Statements” section of the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the SEC, all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not assume any obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.

UPDATE TO PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following information supplements and, where applicable, replaces the corresponding information under the heading “Proposal 1: Adoption of the Merger Agreement” of the definitive proxy statement.

Update to Background of the Merger

The section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger” beginning on page 34 of the definitive proxy statement (which we refer to as the “Background Section”) describes the background of the merger up to and including October 17, 2025. This section describes the process undertaken on and after October 18, 2025 through to November 9, 2025. References to Party 1 in the definitive proxy statement, including the Background Section, shall be deemed to be references to Novo Nordisk.

On October 25, 2025, Novo Nordisk sent to Metsera an unsolicited non-binding proposal (which we refer to as the “October 25 Novo Nordisk Proposal”) to acquire Metsera for up to $77.75 per share of Metsera common stock in a transaction in which: (i) immediately following the signing of definitive agreements, Novo Nordisk would pay Metsera $56.50 in cash per share of Metsera common stock and certain other amounts in exchange for Metsera issuing non-voting preferred stock to Novo Nordisk that represented 50% of the share capital of Metsera, on a post-issuance basis, (ii) promptly following the signing of definitive agreements, without the need to obtain regulatory clearance, Metsera would pay a dividend of $56.50 in cash per share of Metsera common stock, and (iii) at the closing of the transaction, following receipt of regulatory clearance and Metsera stockholder approval, Novo Nordisk would issue, in respect of each share of Metsera common stock, one non-tradeable CVR representing the right to receive up to $21.25 in cash upon the achievement of certain clinical development and regulatory milestones by specified deadlines, which milestones and deadlines were consistent with the CVR Agreement.

On October 25, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the October 25 Novo Nordisk Proposal and compared the terms of the October 25 Novo Nordisk Proposal to the terms of the Original Merger Agreement. Representatives of Paul, Weiss described to the Board, among other things, Metsera’s obligations under the Original Merger Agreement. The Board determined to (i) promptly inform Pfizer of the receipt of the October 25 Novo Nordisk Proposal and to seek a waiver from Pfizer so that Metsera could enter into discussions and negotiations with Novo Nordisk without making certain determinations otherwise required by the Original Merger Agreement, and (ii) seek clarification from representatives of Novo Nordisk on certain aspects of the October 25 Novo Nordisk Proposal.

Later on October 25, 2025, representatives of Metsera (i) notified Pfizer of the receipt of the October 25 Novo Nordisk Proposal and (ii) negotiated a waiver to participate in discussions and negotiations with Novo Nordisk in respect of the October 25 Novo Nordisk Proposal, which was executed that evening. Thereafter and until November 7, 2025, representatives of Metsera and Pfizer had various discussions regarding the proposals made by Novo Nordisk and Pfizer as well as other developments in the process described herein.

Also on October 25, 2025, representatives of Metsera had discussions with representatives of Novo Nordisk to clarify aspects of the October 25 Novo Nordisk Proposal. Specifically, representatives of Novo Nordisk confirmed that Novo Nordisk would pay the Company Termination Fee in addition to the amounts proposed to be paid to Metsera and intended to use the transaction documents that Novo Nordisk and Metsera had negotiated prior to the entering into the Original Merger Agreement. Thereafter and until November 7, 2025, representatives of Metsera and Novo Nordisk had various discussions regarding the proposals made by Novo Nordisk, Novo Nordisk’s analysis of potential regulatory concerns associated with a transaction with Novo Nordisk as well as other developments in the process described herein.

On October 28, 2025, representatives of Novo Nordisk’s legal counsel provided revised drafts of the definitive transactions required to implement the October 25 Novo Nordisk Proposal to representatives of Paul, Weiss. Representatives of Novo Nordisk’s legal counsel provided further revised drafts on October 29, 2025 and October 30, 2025.

On October 29, 2025, on behalf of Pfizer, representatives of Wachtell Lipton sent a letter (which we refer to as the “October 29 Letter”) to representatives of Paul, Weiss addressed to the Board and the General Counsel of Metsera and the Chief Executive Officer of Novo Nordisk that, among other things (i) stated the view that the October 25 Novo Nordisk Proposal was not a Superior Company Proposal because, among other things, it was illegal under various antitrust laws, (ii) alleged various violations and potential violations of the Merger Agreement, the Board’s fiduciary duties and other laws and (iii) threatened to take legal action against Metsera, the Board and Novo Nordisk.

Later on October 29, 2025, a representative of Pfizer informed a representative of Metsera that Pfizer was willing to amend the terms of the Original Merger Agreement to increase the upfront cash consideration by an additional $3.00 per share in cash as compared to the consideration under the Original Merger Agreement if Metsera issued a press release that rejected the Novo Nordisk Proposal and stated that the Novo Nordisk Proposal was unviable.

Still later on October 29, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss, Goldman Sachs and Guggenheim Securities were present. Representatives of Paul, Weiss discussed, among other things, the October 29 Letter. Members of Metsera management and the Board provided an update on discussions with representatives of Novo Nordisk, including that, among other things, the representatives of Novo Nordisk expressed a high degree of confidence in being able to obtain antitrust approval in the United States. Representatives of Goldman Sachs and Guggenheim Securities provided their financial analysis of the October 25 Novo Nordisk proposal. Following discussion and further consultation with Paul, Weiss and its financial advisors, the Board determined that the October 25 Novo Nordisk Proposal constituted a Superior Company Proposal (as defined in the Original Merger Agreement).

On October 30, 2025, Novo Nordisk sent to Metsera an unsolicited binding proposal (which we refer to as the “October 30 Novo Nordisk Proposal”) to acquire Metsera on the same terms as the October 25 Novo Nordisk Proposal. The October 30 Novo Nordisk Proposal stated that it would be void if not accepted by November 6, 2025 at 11:59 p.m. Eastern Time.

Later on October 30, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the October 30 Novo Nordisk Proposal. Members of Metsera management and the Board provided further updates on discussions with Novo Nordisk and Pfizer. Following discussion, the Board determined to provide Pfizer and Novo Nordisk with an update on preliminary interim data from the ongoing 12-week study of MET-233i + MET-097i administered weekly (the “Data Update”) in the coming days, which representatives of Metsera then did. Following the meeting, representatives of Metsera provided notice to Pfizer of the determination that the October 30 Novo Nordisk Proposal constituted a Superior Company Proposal, which commenced a four business day notice period under the Original Merger Agreement.

On October 31, 2025, the U.S. Federal Trade Commission (which we refer to as “FTC”) granted early termination (which we refer to as “Early Termination”) of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as “HSR Act”) with respect to Pfizer’s pending acquisition of Metsera.

Later on October 31, 2025, Pfizer filed a complaint (the “Delaware Chancery Complaint”) in the Delaware Court of Chancery (the “Chancery Court”) (as further described in the section of this proxy supplement entitled “Update to Proposal 1: Adoption of the Merger Agreement—Litigation Related to the Merger”), and a motion for a temporary restraining order.

Later on October 31, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, representatives of Paul, Weiss discussed the granting of the Early Termination and the Delaware Chancery Complaint. Following discussion, the Board determined that (i) representatives of Metsera should have further discussions with representatives of Novo Nordisk in respect of their views on the likelihood of receiving antitrust approval and (ii) representatives of Paul, Weiss should prepare to respond to the Delaware Chancery Complaint.

On November 3, 2025, Pfizer filed the Sherman Act and Clayton Act Complaint in the United States District Court for the District of Delaware (as further described in the section of this section of this proxy supplement entitled “Update to Proposal 1: Adoption of the Merger Agreement—Litigation Related to the Merger” ).

Also on November 3, 2025, representatives of the FTC contacted representatives of Metsera requesting a call to discuss the potential acquisition of Metsera by Novo Nordisk. In response to the request, representatives of Metsera had a call with the FTC staff and answered questions regarding the transaction with Novo Nordisk.

Also on November 3, 2025, Pfizer sent to Metsera a revised binding proposal (which we refer to as the “November 3 Pfizer Proposal”) to acquire Metsera for up to $70.00 per share of Metsera common stock, consisting of (i) $60.00 in cash, plus (ii) one non-tradeable CVR representing the right to receive up to $10.00 in cash upon the achievement of certain clinical development and regulatory milestones by specified deadlines. The November 3 Pfizer Proposal also (a) increased the Company Termination Fee from $190 million to $242 million as compared to the Company Termination Fee in the Original Merger Agreement, (b) amended the commercially reasonable efforts obligations set forth in the CVR Agreement to match the terms proposed by Novo Nordisk in the October 25 Novo Nordisk Proposal, and (c) required Metsera to issue a press release stating that the October 30 Novo Nordisk Proposal presented unacceptably high risks and was unviable. In addition, a representative of Pfizer stated to a representative of Metsera that the November 3 Pfizer Proposal was also conditioned upon one of the Supporting Metsera Stockholders selling to Pfizer 14.9% of the outstanding common stock of Metsera upon the signing of the transaction. The November 3 Pfizer Proposal stated that it would be void if not accepted by 9:00 a.m. Eastern Time on November 4, 2025.

Later on November 3, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, representatives of Paul, Weiss described, among other things, the claims made in the Sherman Act and Clayton Act Complaint, and the request by representative of the FTC for a phone call. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the terms of the November 3 Pfizer Proposal. Following discussion, the Board determined (i) that representatives of Paul, Weiss should prepare to respond to the Sherman Act and Clayton Act Complaint and (ii) to negotiate the November 3 Pfizer Proposal by indicating to representatives of Pfizer that Pfizer should (a) improve the economic terms of its proposal, (b) remove the demands for the proposed share purchase and press release and (c) include releases for the Metsera-related parties named in the Delaware Chancery Complaint and the Sherman Act and Clayton Act Complaint.

Still later on November 3, 2025, representatives of Metsera provided the feedback directed by the Board to Pfizer.

On November 4, 2025, Novo Nordisk sent to Metsera a revised unsolicited binding proposal (which we refer to as the “November 4 Novo Nordisk Proposal”) to acquire Metsera for up to $86.20 per share of Metsera common stock, in a transaction in which: (i) immediately following the signing of definitive agreements, Novo Nordisk would pay Metsera $62.20 in cash per share of Metsera common stock and certain other amounts in exchange for Metsera issuing non-voting preferred stock to Novo Nordisk that represented 50% of the share capital of Metsera, on a post-issuance basis, (ii) promptly following the signing of definitive agreements, without the need to obtain regulatory clearance, Metsera would pay a dividend of $62.20 in cash per share of Metsera common stock, and (iii) at the closing of the transaction, following receipt of regulatory clearance and Metsera stockholder approval, Novo Nordisk would issue, in respect of each share of Metsera common stock, one non-tradeable CVR representing the right to receive up to $24.00 in cash upon the achievement of certain clinical development and regulatory milestones by specified deadlines, which milestones and deadlines were consistent with the CVR Agreement. The November 4 Novo Nordisk Proposal stated that it would be void if not accepted by November 6, 2025 at 10:00 a.m. Eastern Time.

Later on November 4, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss, Goldman Sachs and Guggenheim Securities were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the November 4 Novo Nordisk Proposal. Representatives of Goldman Sachs and Guggenheim Securities provided their financial analysis of the November 4 Novo Nordisk Proposal. Following discussion and further consultation with Paul, Weiss and its financial advisors, the Board determined that (i) the November 4 Novo Nordisk Proposal constituted a Superior Company Proposal (as defined in the Original Merger Agreement) and (ii) representatives of Metsera should continue to negotiate with both Novo Nordisk and Pfizer to increase the value of their proposals. Following the meeting, representatives of Metsera provided notice to Pfizer of the determination that the November 4 Novo Nordisk Proposal constituted a Super Company Proposal, which commenced a two business day notice period under the Original Merger Agreement.

Still later on November 4, 2025, the Chancery Court held a hearing on the Delaware Chancery Complaint. The Chancery Court decided to hold a further hearing on November 5, 2025.

Following the Chancery Court hearing on November 4, 2025, a representative of Paul, Weiss received a letter from the FTC (which we refer to as the “FTC Letter”) that stated that the FTC had concerns that the structure of the Novo Nordisk proposals may violate the procedural provisions of the HSR Act if the parties consummated the issuance of the preferred stock to Novo Nordisk without first filing for premerger review as the HSR Act required. The FTC Letter, however, expressly stated that the FTC and its staff were not taking any position on the proposed transaction’s competitive effects, or whether it is lawful under substantive antitrust laws.

Later on November 4, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. Representatives of Paul, Weiss provided an update on, among other things, the Chancery Court hearing and the FTC Letter.

Still later on November 4, 2025, Pfizer sent to Metsera a revised binding proposal (the “November 4 Pfizer Proposal”) to acquire Metsera for up to $70.00 per share of Metsera common stock, consisting of (i) $60.00 in cash, plus (ii) one nontradeable CVR representing the right to receive up to $10.00 in cash upon the achievement of certain clinical development and regulatory milestones by specified deadlines. The November 4 Pfizer Proposal did not include the share purchase or press release terms that were included in the November 3 Pfizer Proposal and included the same Company Termination Fee as the November 3 Pfizer Proposal. The November 4 Pfizer Proposal stated that it would be void if not accepted by 10:00 a.m. Eastern Time on November 6, 2025.

On November 5, 2025, the Chancery Court held a further hearing, and after argument from the parties, ruled that it would not grant the restraining order sought by Pfizer.

Later on November 5, 2025, Pfizer sent to Metsera a revised binding proposal (the “November 5 Pfizer Proposal”) to acquire Metsera for up to $86.20 per share of Metsera common stock, consisting of (i) $62.20 in cash, plus (ii) one non-tradeable CVR representing the right to receive up to $24.00 in cash upon the achievement of certain clinical development and regulatory milestones by specified deadlines. The November 5 Pfizer Proposal also increased the Company Termination Fee from $190 million to $252 million as compared to the Company Termination Fee in the Original Merger Agreement. The November 5 Pfizer Proposal stated that it would be void if not accepted by 10:00 a.m. Eastern Time on November 6, 2025.

Later on November 5, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the November 5 Pfizer Proposal and noted that it included the same level of upfront cash and potential cash payable under the CVR as the November 4 Novo Nordisk Proposal. Members of Metsera management and the Board provided updates on their discussions with representatives of Pfizer and Novo Nordisk. Representatives of Paul, Weiss updated the Board on the Chancery Court’s ruling. Following discussion, the Board determined that the representatives of Metsera should continue discussions with both Novo Nordisk and Pfizer and seek to increase the value of their proposals.

Later on November 6, 2025, Novo Nordisk sent to Metsera a revised unsolicited binding proposal (the “November 6 Novo Nordisk Proposal”) to acquire Metsera for up to $86.25 per share of Metsera common stock, in a transaction in which: (i) immediately following the signing of definitive agreements, Novo Nordisk would pay Metsera $65.60 in cash per share of Metsera common stock and certain other amounts in exchange for Metsera issuing non-voting preferred stock to Novo Nordisk that represented 50% of the share capital of Metsera, on a post-issuance basis, (ii) promptly following the signing of definitive agreements, without the need to obtain regulatory clearance, Metsera would pay a dividend of $65.60 in cash per share of Metsera common stock, and (iii) at the closing of the transaction, following receipt of regulatory clearance and Metsera stockholder approval, Novo Nordisk would issue, in respect of each share of Metsera common stock, one non-tradeable CVR representing the right to receive up to $20.65 in cash upon the achievement of certain clinical development and regulatory milestones by specified deadlines, which milestones and deadlines were consistent with the CVR Agreement. The November 6 Novo Nordisk Proposal stated that it would be void if not accepted by November 10, 2025 at 10:00 a.m. Eastern Time.

Still later on November 6, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss, Goldman Sachs and Guggenheim Securities were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the November 6 Novo Nordisk Proposal. Representatives of Goldman Sachs and Guggenheim Securities provided their financial analysis of the November 6 Novo Nordisk proposal. Following discussion and further consultation with Paul, Weiss and its financial advisors, the Board determined that (i) the November 6 Novo Nordisk constituted a Superior Company Proposal (as defined in the Merger Agreement) and (ii) representatives of Metsera should continue to negotiate with both Novo Nordisk and Pfizer to increase the value of their proposals. Following the meeting, representatives of Metsera provided notice to Pfizer of the determination that the November 6 Novo Nordisk Proposal constituted a Superior Company Proposal, which commenced a two business day notice period under the Original Merger Agreement.

Still later on November 6, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss, Goldman Sachs and Guggenheim Securities were present. At the meeting, representative of the financial advisors presented further detail on (i) the impact of adjusting certain assumptions that underlay the valuation of the CVRs and (ii) the potential trading value of Metsera stock in the situation where a transaction with Novo Nordisk is executed, the initial dividend is paid but the merger is not consummated.

On November 7, 2025, during a phone conversation, a senior executive of Novo Nordisk indicated to a representative of Metsera that Novo Nordisk had little or no ability to increase the economic terms of the November 6 Novo Nordisk Proposal.

Later on November 7, 2025, a representative of Paul, Weiss received a call (which we refer to as the “November 7 FTC Call”) from the Director of the Bureau of Competition of the FTC in which the Director stated that the Bureau of Competition was inclined to recommend to the FTC that the FTC bring suit in federal court in respect of the first step of the Novo Nordisk proposal to acquire Metsera.

Still later on November 7, 2025, Pfizer sent to Metsera a revised binding proposal (the “November 7 Pfizer Proposal”) to acquire Metsera for up to $86.25 per share of Metsera common stock, consisting of (i) $65.60 in cash, plus (ii) one non-tradeable CVR representing the right to receive up to $20.65 in cash as follows: (a) $4.60 upon first dosing of the first human subject in a phase 3 trial for the GLP-1/Amylin injectable fixed dose combo for chronic weight management by December 31, 2027; (b) $6.40 upon FDA approval of the monthly dosed GLP-1 injectable for chronic weight management by June 30, 2029; and (c) $9.65 upon FDA approval of the monthly dosed GLP-1/Amylin injectable fixed dose combo for chronic weight management by September 30, 2030. These milestones and deadlines were consistent with the original CVR Agreement. The November 7 Pfizer Proposal also increased the Company Termination Fee from $190 million to $265 million as compared to Company Termination Fee in the Merger Agreement and included a covenant to use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve such Milestone (as defined in the CVR Agreement) prior to the end of, but solely during, the Milestone Period (as defined in the CVR Agreement) for such Milestone. The November 7 Pfizer Proposal stated that it would be void if not accepted eight hours after it was received, by 12:01 a.m. Eastern Time on November 8, 2025.

Still later on November 7, 2025, the Board held a meeting at which members of Metsera management and representatives of Paul, Weiss were present. At the meeting, members of Metsera management and the Board and representatives of Paul, Weiss described the terms of the November 7 Pfizer Proposal and noted that it included the same level of upfront cash and potential cash payable under the CVR as the November 6 Novo Nordisk Proposal. Representatives of Paul, Weiss described the November 7 FTC Call. In its discussion, the Board noted that (i) the revised Company Termination Fee in the November 7 Pfizer Proposal would be only $0.65 per share higher on a per share basis than the Company Termination Fee under the Original Merger Agreement, (ii) accepting the November 7 Pfizer Proposal would not preclude Metsera considering a further revised proposal from Novo Nordisk prior to the obtaining of Metsera shareholder approval for the transaction with Pfizer, (iii) the November 7 Pfizer Proposal would expire eight hours after it was received, at 12:01 a.m. Eastern Time on November 8, 2025 and (iv) the indication earlier in the day by a senior executive of Novo Nordisk to a representative of Metsera that Novo Nordisk had little or no ability to increase the economic terms of the November 6 Novo Nordisk Proposal.

Following discussion, the Board determined that in light of the November 7 FTC Call, the terms of the November 7 Pfizer Proposal being open only until 12:01 a.m. Eastern Time on November 8, 2025 and the prior matters discussed by the Board in respect of the transaction proposed by Novo Nordisk, such a transaction presented unacceptably high legal and regulatory risks to Metsera and its stockholders compared to the proposed merger with Pfizer, including risks that the initial dividend may never be paid or may be subsequently challenged or rescinded. The Board also determined that representatives of Metsera should contact representatives of Pfizer to understand whether it would be possible to obtain any improvement in the upfront cash value of the November 7 Pfizer Proposal, which the representatives of Metsera did shortly after the end of the Board meeting.

Later on November 7, 2025, the Board held another meeting at which members of Metsera management and representatives of Paul, Weiss, Goldman Sachs and Guggenheim Securities were present. At the meeting, members of Metsera management and the Board provided an update on discussions with Pfizer noting that Pfizer was not willing to increase the upfront cash value of the November 7 Pfizer Proposal and had sent a revised draft of a merger agreement amendment with the only changes being (i) releases in substantially the form that had been proposed by Metsera on November 4, 2025 effective at the closing of the merger and (ii) an agreed-form press release.

Each of Goldman Sachs and Guggenheim Securities then reviewed with the Board their financial analyses of the consideration in the November 7 Pfizer Proposal (which we refer to in this section of the proxy statement as the “Amended Merger Consideration”). Thereafter, Goldman Sachs rendered an oral opinion, confirmed by delivery of a written opinion dated November 7, 2025, to the Board to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Amended Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Pfizer merger agreement was fair from a financial point of view to such holders of Metsera common stock, and Guggenheim Securities rendered an oral opinion, confirmed by delivery of a written opinion dated November 7, 2025, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Amended Merger Consideration was fair, from a financial point of view, to the holders of

Metsera common stock (other than Pfizer and its affiliates). For a detailed discussion of Goldman Sachs’ opinion and Guggenheim Securities’ opinion, please see the sections of this proxy statement entitled “—Opinion of Goldman Sachs LLC” and “—Opinion of Guggenheim Securities, LLC”, respectively.

Following further discussion with members of Metsera management and Metsera’s legal and financial advisors, and taking into account the factors described below in greater detail in the section of this proxy statement entitled “ —Recommendation of the Board and Reasons for the Merger,” the Board unanimously: (i) determined that the Amendment and the transactions contemplated thereby, were fair to and in the best interests of Metsera and Metsera stockholders, (ii) approved and declared advisable the Amendment and the transactions contemplated thereby, including the execution, delivery and performance of the Amendment, (iii) directed that the adoption of the Merger Agreement, as amended by the Amendment, be submitted to a vote of Metsera stockholders at the Special Meeting and (iv) resolved to recommend adoption of the Merger Agreement, as amended by the Amendment, and approval of the Merger by Metsera stockholders.

Following the conclusion of the November 7 Board meeting, Metsera, Pfizer and Merger Sub executed and delivered the Amendment.

Later on November 7, 2025, Metsera issued a press release announcing the execution of the Amendment.

On November 8, Novo Nordisk issued a press release stating, among other things, that it does not intend to make an increased offer to acquire Metsera.

Update to Reasons for the Merger

The following information supplements information previously provided in the section entitled “The Merger — Reasons for the Merger” beginning on page 47 of the definitive proxy statement (which we refer to as the “Reasons Section”).

As described above in the section of this proxy supplement entitled “Update to Background of the Merger”, prior to and in unanimously (i) determining that the Amendment and the transactions contemplated thereby, were fair to and in the best interests of Metsera and Metsera stockholders, (ii) approving and declaring advisable the Amendment and the transactions contemplated thereby, including the execution, delivery and performance of the Amendment, (iii) directing that the adoption of the Merger Agreement, be submitted to a vote of Metsera stockholders at the Special Meeting and (iv) resolving to recommend adoption of the Merger Agreement and approval of the Merger by Metsera stockholders, the Board consulted with and received the advice of its financial advisors and outside counsel, discussed certain issues with Metsera management and considered a variety of factors weighing positively in favor of the Amendment, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement including, among other things, the following non-exhaustive list of material factors (which factors and reasons are in addition to those set forth in the Reasons Section and are not necessarily presented in order of relative importance):

•

Enhanced Value. The Board considered that the November 7 Pfizer Proposal per-share Closing Amount of $65.60 per share of Metsera common stock represents an increase of $18.10 per share, or approximately 38.12%, over the $47.50 price per share previously provided by the Original Merger Agreement. It also represents a 95% premium over the 52-week high trading price of $44.30 per share and a 159% premium over the undisturbed closing price of $33.32 per share of Metsera common stock as of September 19, 2025, the last trading day before the Board approved the transactions contemplated by the Original Merger Agreement. In addition, the total maximum per-share Merger Consideration that could be payable under the November 7 Pfizer Proposal was $86.25, up from $67.50 per share previously provided by the Original Merger Agreement.

•

Speed and Certainty of Value. The Board considered the closing certainty and speed to closing of the Merger, including as compared to the transactions contemplated by the November 6 Novo Proposal. On October 31, 2025, the FTC granted a request for the early termination of the waiting period under the HSR Act with respect to the Merger, and both the Company and Parent expect the Merger to close promptly following the stockholder meeting on November 13, 2025. In light of these and other considerations, the Board determined that the Merger represents the best transaction for stockholders, both from the perspective of value and certainty of closing. In addition, in light of recent circumstances, including the receipt by Metsera of the November 7 FTC Call, the Board further determined that the transaction proposed by Novo Nordisk presented unacceptably high legal and regulatory risks to Metsera and its stockholders compared to the proposed merger with Pfizer, including risks that the initial dividend may never be paid or may be subsequently challenged ot rescinded.

•

Course of Negotiations. The Board considered that it was able to obtain three price increases from Parent during the course of the negotiations following receipt of the October 25 Novo Nordisk Proposal — including increases in the per share Closing Payment from $47.50 per share to $60.00 per share, then to $62.20 per share, and finally to $65.60 per share. The Board considered that (i) during this period no party other than Parent and Novo Nordisk indicated that it would provide a competing proposal, (ii) Novo Nordisk had indicated that Novo Nordisk had little or no ability to increase the economic terms of the November 6 Novo Nordisk Proposal and (iii) under the Merger Agreement Parent benefited from “match” rights which disincentivized Parent from increasing its proposal above those of Novo Nordisk. In addition, the November 7 Pfizer Proposal would expire at 12:01 a.m. Eastern Time on November 8, 2025, and Parent indicated it would not increase its price further.

•

Fairness Opinions. The Board considered the separate financial analyses and separate oral opinions of Goldman Sachs and Guggenheim Securities (subsequently confirmed by delivery of their respective separate written opinions) to the Board (in its capacity as such) on November 7, 2025 that, as of such date, and based upon and subject to the factors and assumptions set forth in each respective separate written opinion, the Merger Consideration to be paid to the holders of Company common stock under the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “Opinion of Goldman Sachs LLC”, beginning on page 23 of this proxy supplement, and Annex B to this proxy supplement, and the section entitled “Opinion of Guggenheim Securities, LLC”, beginning on page 29 of this proxy supplement, and Annex C to this proxy supplement.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive and may not include all the factors considered by the Board, but includes the material positive and negative factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Amendment, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its unanimous recommendation on the totality of the information presented, including, among other things, the factors described above. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy supplement entitled “Cautionary Note Regarding Forward-Looking Statements”.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the Board that, as of November 7, 2025 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Metsera common stock.

The full text of the written opinion of Goldman Sachs, dated November 7, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of Metsera common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement and the CVR Agreement;

•	the annual report to stockholders and Annual Report on Form 10-K of Metsera for the fiscal year ended December 31, 2024;

•

the registration statement on Form S-1 of Metsera, including the prospectus contained therein, as amended, declared effective by the Securities and Exchange Commission on January 30, 2025, relating to the initial public offering of Metsera’s common stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Metsera;

•	certain other communications from Metsera to its stockholders;

•	certain publicly available research analyst reports for Metsera; and

•

certain internal financial analyses and forecasts for Metsera prepared by Metsera management as approved for Goldman Sachs’ use by Metsera (which we refer to as the “Forecasts”), and estimates as to the timing and amount of achievement of the Milestones (as defined in the CVR Agreement) (which we refer to as the “CVR Estimates”).

Goldman Sachs also held discussions with Metsera management regarding their assessment of the past and current business operations, financial condition, and future prospects of Metsera; reviewed the reported price and trading activity for Metsera common stock; reviewed the financial terms of certain recent business combinations in the biotechnology industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Metsera’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Metsera’s consent that the Forecasts and the CVR Estimates, were reasonably prepared on a basis reflecting the best then-available estimates and judgments of Metsera management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Metsera or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Transactions will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Metsera to engage in the Transactions or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Metsera; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Pfizer and its affiliates) of Metsera common stock, as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and Goldman Sachs’

opinion does not address, any other term or aspect of the Merger Agreement, the CVR Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or the CVR Agreement or entered into or amended in connection with the Transactions, any allocation of the Merger Consideration, including between the Cash Amount and the CVR, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Metsera; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Metsera, or class of such persons in connection with the Transactions, whether relative to the Merger Consideration to be paid to the holders (other than Pfizer and its affiliates) of Metsera common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which Metsera common stock will trade at any time or the potential effects of volatility in the credit, financial and stock markets on Metsera, Pfizer or the Transactions, or as to the impact of the Transactions on the solvency or viability of Metsera or Pfizer or the ability of Metsera or Pfizer to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2025, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.

For purposes of its financial analyses, Goldman Sachs calculated the implied value of the price per share to be paid to Metsera stockholders pursuant to the Merger Agreement to be $72.38 by adding to the Closing Amount of $65.60 per share of Metsera common stock, the risk adjusted net present value (“rNPV”) of one CVR of $6.78 per share of Metsera common stock, calculated by discounting to the present value, as of September 30, 2025, the risk adjusted milestone payments estimated to be made based on the timing of achieving the Milestones (as defined in the CVR Agreement) as reflected in the CVR Estimates, using the mid-year convention for discounting cash flows and a discount rate of 14% (the midpoint of the discount rate range of 13% to 15% determined by Goldman Sachs), reflecting estimates of Metsera’s weighted average cost of capital. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Metsera’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Metsera, as well as certain financial metrics for the United States financial markets generally.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Metsera common stock from its initial public offering on January 31, 2025 to September 19, 2025. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Metsera common stock pursuant to the Merger Agreement in relation to (i) the closing price per share of Metsera common stock on September 19, 2025, the last trading day prior to the public announcement of the Merger and (ii) the 52-week high closing trading price per share of Metsera common stock for the 52-week period ending September 19, 2025.

This analysis indicated that the implied value of the price per share to be paid to Metsera stockholders pursuant to the Merger Agreement represented:

•	a premium of approximately 117% to the closing price per share of Metsera common stock on September 19, 2025 (which was $33.32); and

•	a premium of approximately 63% to the 52-week high closing trading price per share of Metsera common stock for the 52-week period ending September 19, 2025 (which was $44.30).

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Metsera to derive a range of illustrative present values per share of Metsera common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 13.0% to 15.0%, reflecting estimates of Metsera’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2025 (i) estimates of unlevered free cash flow for Metsera for the fiscal years 2025 through 2045 as reflected in the Forecasts, (ii) a range of illustrative terminal values for Metsera, which were calculated by applying perpetuity growth rates ranging from -10% to -30%, to a terminal year estimate of the unlevered free cash flow to be generated by Metsera, as reflected in the Forecasts. In addition, using a mid-year convention and discount rate of 13.0% to 15.0%, reflecting an estimate of Metsera’s WACC, Goldman Sachs discounted to present value as of September 30, 2025 the estimated benefits of Metsera’s net operating losses (“NOLs”) for the period beginning September 30, 2025 through fiscal year 2045, as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Metsera’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Metsera, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Metsera by adding the ranges of present values it derived above. Goldman Sachs then added the amount of Metsera’s cash and cash equivalents as of September 30, 2025, as provided by and approved for Goldman Sachs’ use by Metsera management, to derive a range of illustrative equity values for Metsera. Goldman Sachs then divided the range of illustrative equity values it derived by a range of 114.1 million to 114.8 million fully diluted outstanding shares of Metsera as of November 1, 2025, as provided by and approved for Goldman Sachs’ use by Metsera management, using the treasury stock method, to derive a range of illustrative present values per share of Metsera common stock ranging from $40.85 to $51.11. The discounted cash flow analysis assumed three follow-on equity offerings by Metsera in 2025, 2026 and 2027 for aggregate gross proceeds of $1.5 billion to fund Metsera through breakeven, as provided by and approved for Goldman Sachs’ use by Metsera management.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the following selected transactions, as of November 7, 2025, involving public companies in the biotechnology industry as the target where the disclosed enterprise values for the transaction were between approximately $2.5 billion and $10 billion since March 2020. Goldman Sachs calculated the implied acquisition premia based on the applicable target company’s last undisturbed closing price prior to announcement based on information in public filings. While none of the companies that participated in the selected transactions are directly comparable to Metsera, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Metsera’s results, market sizes and product profile. Using publicly available information, Goldman Sachs calculated the 25th percentile and 75th percentile premiums of the price paid in the biotechnology transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a 25th percentile premium of 41% and 75th percentile premium of 92% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 41% to 92% to the undisturbed closing price per share of Metsera common stock of $33.32 as of September 19, 2025 and calculated a range of implied equity values per share of Metsera common stock of $46.98 to $63.97.

The following table presents the results of this analysis:

Announcement Date	Selected Transactions		Premium to Unaffected
	Acquiror	Target
October 2025	Novo Nordisk A/S	Akero Therapeutics, Inc.	42%
September 2025	Genmab A/S	Merus N.V.	41%
September 2025	Roche Holdings, Inc.	89bio, Inc.	79%
July 2025	Merck Sharp & Dohme LLC	Verona Pharma plc	23%
June 2025	Sanofi	Blueprint Medicines Corporation	27%
April 2025	Merck KGaA	SpringWorks Therapeutics, Inc.	17%
July 2024	Eli Lilly and Company	Morphic Holding, Inc.	79%
April 2024	Vertex Pharmaceuticals Incorporated	Alpine Immune Sciences, Inc.	67%
February 2024	Gilead Sciences, Inc.	CymaBay Therapeutics, Inc.	27%
February 2024	Novartis AG	MorphoSys AG	89%
December 2023	Bristol-Myers Squibb Company	RayzeBio, Inc.	104%
December 2023	AbbVie Inc.	Cerevel Therapeutics Holdings, Inc.	73%
November 2023	AbbVie Inc.	ImmunoGen, Inc.	95%
October 2023	Bristol-Myers Squibb Company	Mirati Therapeutics, Inc.	35%
July 2023	Biogen Inc.	Reata Pharmaceuticals, Inc.	63%
June 2023	Novartis AG	Chinook Therapeutics, Inc.	67%
May 2023	Astellas Pharma Inc.	Iveric Bio, Inc.	64%
March 2023	Sanofi	Provention Bio, Inc.	273%
October 2022	Sumitomo Pharma Co., Ltd.	Myovant Sciences Ltd.	50%
August 2022	Pfizer Inc.	Global Blood Therapeutics, Inc.	102%
August 2022	Amgen Inc.	ChemoCentryx, Inc.	116%
June 2022	Bristol-Myers Squibb Company	Turning Point Therapeutics, Inc.	122%
December 2021	Pfizer Inc.	Arena Pharmaceuticals, Inc.	100%
November 2021	Novo Nordisk A/S	Dicerna Pharmaceuticals, Inc.	80%
August 2021	Sanofi	Translate Bio, Inc.	30%
February 2021	Jazz Pharmaceuticals plc	GW Pharmaceuticals plc	50%
February 2021	Horizon Therapeutics plc	Viela Bio, Inc.	53%
October 2020	BridgeBio Pharma, Inc.	Eidos Therapeutics, Inc.	41%
August 2020	Johnson & Johnson	Momenta Pharmaceuticals, Inc.	70%
August 2020	Sanofi	Principia Biopharma Inc.	35%
March 2020	Gilead Sciences, Inc.	Forty Seven, Inc.	96%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Metsera or Pfizer or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Pfizer and its affiliates) of Metsera common stock, as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Metsera, Pfizer, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between Metsera and Pfizer and was approved by the Board. Goldman Sachs provided advice to Metsera during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Metsera or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above in the section captioned “—Recommendation of the Board and Reasons for the Merger”, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Metsera, Pfizer, any of their respective affiliates and third parties, including ARCH Venture Partners (“ARCH”), a significant shareholder of Metsera, Validae Health, L.P. (“Validae”), a significant shareholder of Metsera, Population Health Partners GP, LLC (“PHP”), a significant shareholder of Metsera, and any of their respective affiliates and, as applicable, portfolio companies (collectively, “Relevant Entities”) or any currency or commodity that may be involved in the Transactions. Goldman Sachs Investment Banking has an existing lending relationship with Pfizer. Goldman Sachs acted as financial advisor to Metsera in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Metsera and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the initial public offering of Metsera common stock in January 2025. During the two-year period ended November 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Metsera and/or its affiliates of approximately $6 million. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to Pfizer and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a dealer in connection with a commercial paper issuance by Pfizer starting in June 2011; as bookrunner with respect to a follow-on public offering by Haleon plc (“Haleon”), an affiliate of Pfizer, of shares of its common stock in October 2024; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in January 2025; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in March 2025; and as bookrunner with respect to an offering of debt securities by Pfizer in May 2025. During the two-year period ended November 7, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Pfizer and/or its affiliates of approximately $14 million. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to ARCH and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. During the two-year period ended November 7, 2025, Goldman Sachs has recognized aggregate compensation for financial advisory and underwriting services provided by Goldman Sachs Investment Banking to ARCH and/or such companies of less than $15 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Relevant Parties and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation.

As of November 7, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in Metsera and/or its affiliates (excluding ARCH, Validae, PHP and their respective other affiliates), (ii) no direct GS Principal Investment in Pfizer and/or its affiliates (excluding ARCH, Validae, PHP and their respective other affiliates), (iii) an aggregate direct GS Principal Investment of approximately $9.61 million in ARCH and/or its Related Entities (as defined below) (but excluding Metsera, Pfizer or their respective other affiliates), (iv) no direct GS Principal Investments in ARCH Venture Fund XII, a fund managed by ARCH, (v) no direct GS Principal Investments in ARCH Venture Fund XIII, a fund managed by ARCH, (vi) no direct GS Principal Investment in Validae and/or its Related Entities (but excluding Metsera, Pfizer or their respective other affiliates) and (vii) no direct GS Principal Investment in PHP and/or its Related Entities (but excluding Metsera, Pfizer or their respective other affiliates). As of November 7, 2025, funds managed by affiliates of Goldman Sachs Investment Banking were invested in equity interests of funds managed by affiliates of ARCH. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, ARCH, Validae and PHP and/or their respective affiliates or funds managed thereby in the future.

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.

For purposes of this section of this proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.

Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction. Pursuant to the GS Engagement Letter, Metsera engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. The engagement letter between Metsera and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $30 million, all of which is contingent upon consummation of the Merger. In addition, Metsera has agreed to reimburse Goldman

Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Guggenheim Securities

Metsera retained Guggenheim Securities as its financial advisor in connection with the potential sale of or another extraordinary corporate transaction involving Metsera. In selecting Guggenheim Securities as its financial advisor, the Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the biopharmaceutical industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the November 7, 2025 meeting of the Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Board to the effect that, as of November 7, 2025 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to Metsera stockholders (other than Pfizer and its affiliates).

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex C to this proxy supplement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which Metsera common stock or other securities or financial instruments of or relating to Metsera may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Metsera, its securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of Metsera or the ability of Metsera to pay its obligations when they come due.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy supplement):

•	Was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration;

•	Did not constitute a recommendation to the Board with respect to the Merger;

•	Does not constitute advice or a recommendation to any holder of Metsera common stock as to how to vote or act in connection with the Merger or otherwise;

•

Did not address Metsera’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Metsera, the financing of the Merger by Pfizer or the effects of any other transaction in which Metsera might engage;

•

Addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) to the extent expressly specified therein;

•

Expressed no view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement, CVR Agreement or the Voting and Support Agreements or (z) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including the CVR Agreement and Voting and Support Agreements, (ii) the form or terms of the CVRs with respect to transferability, illiquidity or otherwise or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified therein), creditors or other constituencies of Metsera; and

•

Expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Metsera’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

In connection with rendering its opinion, Guggenheim Securities:

•	Reviewed the Initial Merger Agreement dated as of September 21, 2025;

•	Reviewed a draft of the Amendment dated as of November 7, 2025, including the form of CVR Agreement attached thereto;

•	Reviewed certain publicly available business and financial information regarding Metsera;

•

Reviewed certain non-public business and financial information regarding Metsera and its business, products, product candidates, intellectual property and future prospects (including certain probability-adjusted financial projections for Metsera on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 (the “Metsera-Provided Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Metsera and certain other estimates and other forward-looking information, including assumptions regarding the probability and the timing of achieving the Milestones under the CVR Agreement, all as prepared by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management (collectively, the “Metsera-Provided Information”);

•

Discussed with Metsera’s senior management their views of Metsera’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in Metsera) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	Performed financing-adjusted discounted cash flow analyses based on the Metsera-Provided Financial Projections;

•	Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

•	Reviewed the historical prices and the trading activity of Metsera common stock;

•

Compared the financial performance of Metsera and the trading activity of Metsera common stock with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Metsera; and

•	Conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•

Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Metsera (including, without limitation, the Metsera-Provided Information) or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Metsera-Provided Information), (ii) expressed no view or opinion regarding (x) the reasonableness or achievability of the Metsera-Provided Financial Projections, any other estimates or any other forward-looking information provided by Metsera or the assumptions upon which any of the foregoing were based, (y) the reasonableness of the probability adjustments reflected in the Metsera-Provided Financial Projections or (z) the likelihood or probability of the achievement or satisfaction of the Milestones (as defined in the CVR Agreement) necessary for the Milestone Payments to be paid in accordance with the CVR Agreement and (iii) relied upon the assurances of Metsera’s senior management that they were unaware of any facts or circumstances that would make the Metsera-Provided Information incomplete, inaccurate or misleading.

•

Guggenheim Securities (i) was advised by Metsera’s senior management, and Guggenheim Securities assumed, that (x) the Metsera-Provided Financial Projections (including the probability adjustments reflected therein and the expected development and commercialization of Metsera’s products and product candidates) had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Metsera’s senior management as to the expected future performance of Metsera on a stand-alone basis, (y) the probability and the timing of achieving the Milestones reflected the best then-currently available estimates and judgments of Metsera’s senior management and (z) the foregoing information had been reviewed by the Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•

Guggenheim Securities and Metsera’s other financial advisor were asked by the Board to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Metsera, and Guggenheim Securities considered the results of such solicitation process in rendering its opinion.

•

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Metsera or any other entity or the solvency or fair value of Metsera or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Metsera’s senior management and Metsera’s other professional advisors with respect to such matters.

•	Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Metsera or its securityholders.

•	Guggenheim Securities further assumed that:

•

In all respects meaningful to its analyses, (i) the final executed forms of the Amendment and the CVR Agreement would not differ from the drafts that Guggenheim Securities reviewed, (ii) Metsera, Pfizer and Merger Sub will comply with all terms and provisions of the Merger Agreement and the CVR Agreement and (iii) the representations and warranties of Metsera, Pfizer and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof.

•

The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Metsera or the Merger in any way meaningful to Guggenheim Securities’ analyses and opinion.

•

The conditions for the payment of the Milestone Payments will occur as and to the extent contemplated in the Metsera-Provided Financial Projections and the full amount of the Milestone Payments will be paid to each holder of Metsera common stock as provided in the Merger Agreement and the CVR Agreement.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•

Based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Metsera and Guggenheim Securities;

•	Did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	Considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•

Ultimately arrived at its opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) pursuant to the Merger to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•

Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

•	Unless otherwise noted below, all stock price data is as of September 19, 2025.

Metsera Change-of-Control Financial Analyses

Recap of Metsera Change-of-Control Financial Analyses. In evaluating Metsera in connection with rendering its opinion, Guggenheim Securities performed a financing-adjusted discounted cash flow analysis which is summarized in the table below and described in more detail elsewhere herein. Solely for informational reference purposes, Guggenheim Securities also reviewed the premia paid in selected precedent merger and acquisition transactions, historical stock price ranges for Metsera common stock and the NPV of Wall Street equity research analysts’ stock price targets for Metsera common stock described below.

Recap of Metsera Change-of-Control Financial Analyses

Implied per Share Value of Merger Consideration(1)	$72.48

	Reference Range for Metsera common stock
	Low	High
Financial Analysis
Metsera Discounted Cash Flow (DCF) Analysis	$42.25	52.80
For Informational Reference Purposes
Premia Paid in Selected Precedent Merger and Acquisition Transactions	$46.98	$61.31
Historical Trading Range of Metsera Common Stock	$13.08	$44.30
NPV of Metsera Wall Street Equity Research Stock Price Targets	$48.44	$74.60

(1)

Represents the sum of (i) $65.60 per share, the per share value of the upfront consideration, plus (ii) the net present value as at September 30, 2025 of $6.88 per share, assuming an aggregate payment of $20.65 per CVR upon the achievement of the Milestones based on the probability of success and timing of achievement of each Milestone as estimated by Metsera’s senior management, assuming a discount rate of 13.50% (based on the midpoint of Guggenheim Securities’ analysis of Metsera’s weighted average cost of capital) without giving effect to any potential adjustments.

Metsera Discounted Cash Flow (DCF) Analysis. Guggenheim Securities performed a stand-alone financing-adjusted discounted cash flow analysis of Metsera based on projected, probability adjusted, after-tax unlevered free cash flows for Metsera and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analysis with respect to Metsera:

•

Guggenheim Securities based its financing-adjusted discounted cash flow analysis on forecasted, risk-adjusted after-tax unlevered free cash flows over the period beginning on October 1, 2025 and ending on December 31, 2045 based on the Forecasts and the impact of certain net operating losses accrued historically by Metsera and net operating losses generated over the forecast period, in each case, as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

•	Guggenheim Securities used a discount rate range of 12.50% – 14.50% based on its estimate of Metsera’s weighted average cost of capital.

•

In estimating Metsera’s terminal/continuing value, Guggenheim Securities used an illustrative perpetual growth rate of negative 20% applied to Metsera’s terminal year normalized after-tax unlevered free cash flow as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

•

Guggenheim Securities’ analysis deducted from the result the estimated present value of the estimated net cost of equity financings from 2026 and 2027 and added Metsera’s net cash of $448 million as of September 30, 2025 plus $470 million in net proceeds from an assumed equity financing in 2025, each as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

•

Guggenheim Securities then converted the result of the foregoing calculations to per share equity value using diluted shares outstanding as of November 1, 2025, based on 105.2 million basic shares outstanding and the dilutive impact of (i) 12.1 million options with a weighted-average exercise price of $11.58 using treasury stock method, (ii) 0.1 million RSUs and (iii) 13.4 million new shares issued from the 4Q 2025 equity capital raise, as provided by, discussed with and approved for Guggenheim Securities’ use by Metsera’s senior management.

Guggenheim Securities’ financing-adjusted discounted cash flow analysis resulted in an overall reference range of $42.25 – $52.80 per share for purposes of evaluating Metsera common stock on a stand-alone intrinsic-value basis, as compared to the implied per share value of the Merger Consideration (as described above) of $72.48.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Premia Paid in Selected Precedent Merger and Acquisition Transactions. Guggenheim Securities reviewed, based on publicly available information, the implied premia paid or proposed to be paid in connection with the selected precedent merger and acquisition transactions since 2023 involving companies in the biopharmaceutical sector that Guggenheim Securities deemed relevant for the analysis as listed below:

Selected Precedent Merger and Acquisition (M&A) Transactions Analysis

Date Announced			1-Day Premium to Unaffected Share Price
	Target	Acquiror
10/09/25	Akero	Novo Nordisk	42%
09/29/25	Merus	Genmab	41%
09/18/25	89bio	Roche	79%
07/09/25	Verona	Merck & Co.	23%
06/02/25	Blueprint	Sanofi	27%
04/28/25	SpingWorks	Merck KGaA	17%
10/14/24	Longboard	Lundbeck	54%
07/08/24	Morphic	Eli Lilly	79%
04/29/24	Deciphera	ONO	75%
04/10/24	Alpine	Vertex	67%
03/19/24	Fusion	AstraZeneca	97%
02/12/24	CymaBay	Gilead	27%
02/05/24	MorphoSys	Novartis	89%
01/08/24	Ambrx	Johnson & Johnson	105%
12/26/23	RayzeBio	Bristol-Myers Squibb	104%
12/06/23	Cerevel	AbbVie	73%
10/08/23	Mirati	Bristol-Myers Squibb	35%
07/28/23	Reata	Biogen	63%
06/20/23	Dice	Eli Lilly	42%
06/12/23	Chinook	Novartis	67%
04/30/23	Iveric	Astellas	64%
04/18/23	Bellus	GSK	103%
03/13/23	Provention	Sanofi	273%

Guggenheim Securities noted that such precedent M&A transaction-related premia ranged from approximately 41% – 84% based on the 25th to 75th percentile for the target companies’ one-day unaffected premiums, which applied to the September 19, 2025 closing price of Metsera common stock resulted in an illustrative range of $46.98 – $61.31 per share.

Historical Trading Range of Metsera Common Stock. Guggenheim Securities reviewed Metsera`s common stock trading history since January 31, 2025 (the first day Metsera common stock began trading on the Nasdaq Global Select Market). Guggenheim Securities indicated that from January 31, 2025 through September 19, 2025 (the last trading day prior to the announcement of the Merger), Metsera`s common stock, at the time of market-close, had the lowest closing share price of $13.08 on April 10, 2025 and the highest closing share price of $44.30 on July 17, 2025.

NPV of Metsera Wall Street Equity Research Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst forward stock price targets for Metsera (as published prior to September 19, 2025, the last trading day prior to the announcement of the Merger). Guggenheim Securities then discounted the analyst forward stock price targets to September 30, 2025, using a discount rate of 13.50%, resulting in a range of present values of analyst forward stock price targets of $48.44 – $74.60.

Other Considerations

Except as described in the summary above, Metsera did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Metsera and Pfizer and were approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board . Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board . Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, of the Merger Consideration to Metsera stockholders (other than Pfizer and its affiliates) pursuant to the Merger Agreement.

Pursuant to the terms of Guggenheim Securities’ engagement letter, Metsera has agreed to pay Guggenheim Securities a cash transaction fee upon consummation of the Merger in the amount of $30 million. In addition, Metsera has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

During the two years prior to the rendering of its opinion, Guggenheim Securities (i) has previously been engaged by Metsera and (ii) has previously been engaged by Pfizer, in each case to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger (for which Guggenheim Securities received agreed-upon fees). Specifically during the past two years, Guggenheim Securities has performed the following financial advisory or investment banking services for Metsera and Pfizer, respectively: (i) Guggenheim Securities acted as joint bookrunner in connection with Metsera’s January 2025 initial public offering of equity securities and (ii) Guggenheim Securities acted as Pfizer’s financial advisor in connection with its December 2023 acquisition of Seagen Inc. Guggenheim Securities may in the future seek to provide Metsera, Pfizer or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Metsera, Pfizer, other participants in the Merger or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Metsera, Pfizer, other participants in the Merger or their respective affiliates. Furthermore, Guggenheim Securities’ and its affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may have investments in Metsera, Pfizer, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Metsera, Pfizer, other participants in the Merger or their respective affiliates or the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Interests of Metsera’s Directors and Executive Officers in the Merger

In light of the increased merger consideration contemplated by the Amendment, the following information supplements the information contained in the section entitled “The Merger – Interests of Metsera’s Directors and Executive Officers in the Merger” beginning on page 69 of the definitive proxy statement with the following:

Metsera directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Metsera stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Metsera stockholders vote their Metsera common stock to adopt the Merger Agreement.

Treatment of Metsera Equity Awards

At the Effective Time, subject to all applicable withholding taxes, equity awards granted on or prior to the date of the Merger Agreement that remain outstanding as of immediately prior to the Effective Time will be treated as follows:

•

each outstanding Company Stock Option, whether vested or unvested, will be canceled in exchange for the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited);

•

certain Company Stock Options held by executive officers will vest “single-trigger” at the Closing while the remaining Company Stock Options held by the executive officers provide for “double-trigger” vesting protection in the event of a termination by us, or any successor, without “Cause” or by such executive officer for “Good Reason” on or within 12 months following the Closing;

•	each Company Stock Option held by a non-employee director will vest “single-trigger” at the Closing pursuant to the Company’s Non-Employee Director Compensation Program; and

•

each Company Restricted Stock Award, shall be fully vested and the holder thereof shall be entitled to receive the Merger Consideration pursuant in respect of each share of Metsera common stock underlying such Company Restricted Stock Award.

At the Effective Time, Company RSUs that may be granted to employees of the Company (including the executive officers) after the date of the Merger Agreement and prior to the Effective Time and that remain outstanding as of immediately prior to the Effective Time will be canceled and converted into the right of the holder thereof to receive as of the Effective Time (i) an amount in cash equal to (x) the Closing Amount, multiplied by (y) the total number of shares of Metsera common stock subject to such Company RSU and (ii) a number of CVRs equal to the number of shares of Metsera common stock underlying the Company RSU. The Fixed Cash Award and CVRs received in respect of the Company RSUs shall vest on the same schedule as the Company RSUs, shall be paid as soon as reasonably practicable following the vesting date and shall have full “double-trigger” change in control vesting protections for terminations within 12 months after the closing.

The following table sets forth the number of unvested Company Stock Options held by each of the Company’s directors and named executive officers (and other executive officers collectively) as of September 29, 2025, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof. The amounts reflected in the table below exclude any grants that may be made following September 29, 2025 and Company Stock Options that are vested as of September 29, 2025. Company Stock Options are valued based on (a) the difference between the per share exercise price of such Company Stock Option and the Closing Amount and (b) the maximum aggregate contingent consideration that our executive officers and directors would be entitled to receive in respect of their Company Stock Options for the CVRs if all the milestones (which we describe in the section of the definitive proxy statement entitled “Form of Contingent Value Rights Agreement” and the section of this proxy supplement entitled “Summary of Amendment to Merger Agreement”) are achieved. None of the Company’s directors or executive officers currently hold a Company Restricted Stock Award or Company RSUs. However, see “Post-Signing Equity Awards” below regarding Company RSUs that may be granted before the closing.

	Unvested Company Stock Options(1)
Name	Single- Trigger Company Stock Options (#)	Single- Trigger Company Stock Options Total ($)	Double- Trigger Company Stock Options (#)	Double- Trigger Company Stock Options Total ($)	Contingent Consideration for Single- Trigger Company Stock Options ($)(2)	Contingent Consideration for Double- Trigger Company Stock Options ($)(2)
Named Executive Officers
Christopher Whitten Bernard	0	0	1,639,166	92,284,007	0	33,848,778
Clive A. Meanwell	253,824	14,064,954	0	0	5,241,466	0
Christopher Visioli	0	0	606,992	32,648,315	0	12,534,385
Brian Hubbard	159,593	10,427,807	198,946	9,053,104	3,295,595	4,108,235
Gbola Amusa(3)	362,277	22,493,779	26,368	958,477	7,481,020	544,499
All Other Executive Officers as a Group (Two Individuals)	207,471	13,556,155	481,446	21,429,812	4,284,276	9,941,860
Non-Employee Directors
Paul L. Berns	179,508	9,925,118	0	0	3,706,840	0
Kristina M. Burow	119,672	6,616,746	0	0	2,471,227	0
Joshua Pinto	115,534	6,777,386	0	0	2,385,777	0
Jon Stonehouse	42,427	1,942,732	0	0	876,118	0

(1)

Under the Merger Agreement, upon the Effective Time, Company Stock Options will be canceled and converted into the right to receive (i) a cash payment equal to (x) the excess, if any, of (1) the Closing Amount minus (2) the exercise price per share of Metsera common stock subject to such Company Stock Option, multiplied by (y) the number of shares of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time, and (ii) one CVR for each share of Metsera common stock subject to such Company Stock Option immediately prior to the Effective Time; provided that, in the case of a Company Stock Option that is unvested as of immediately prior to the Effective Time and that does not vest by its terms as a result of the occurrence of the Effective Time, the cash payment contemplated by clause (i) and all payments in respect of the CVRs contemplated by clause (ii) shall be subject to the same vesting schedule and terms (including double-trigger vesting protection) as were applicable to the corresponding Company Stock Option (except that, subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing, all such payments shall become vested upon the first anniversary of the Closing to the extent unvested and not previously forfeited).
(2)

Amount payable in respect of CVRs, assuming that each Milestone is achieved such that the aggregate payments under the CVR for each Company Stock Option will be $20.65. As discussed herein, the CVR payments are conditioned on the achievement of the Milestones set forth in the CVR Agreement and such Milestones may or not be achieved.

(3)

Dr. Amusa commenced employment with us as our Chief Financial Officer on February 26, 2024 and transitioned to our Executive Vice President, Strategic Finance and Investor Relations on October 28, 2024. Although Dr. Amusa is no longer an executive officer as of the date of this filing, he was a named executive officer for fiscal year 2024.

Offer Letters with Executive Officers

We entered into an offer letter with each of our executive officers in connection with the executive officers’ commencement of employment with us. Each offer letter establishes an annual base salary, target annual bonus opportunity and eligibility for benefits for the executive officer and provides for an initial stock option grant. In addition, each offer letter, other than Mr. Meanwell’s, provides for certain severance payments and benefits in connection with qualifying terminations of employment. Each of our executive officers is eligible to participate in the Metsera, Inc. Severance Plan (which we refer to as the “Severance Plan”) and is described below under the heading “Severance Plan”. If an executive officer elects to participate in the Severance Plan by entering into a participation agreement, then the terms and conditions of the Severance Plan will supersede any provisions pertaining to severance payments or benefits in such executive officer’s offer letter. As of the date of this proxy statement, only one of our executive officers who is not a named executive officer has elected to participate in the Severance Plan and all other executive officers or named executive officers will receive the severance set forth in their respective offer letters.

In connection with Mr. Bernard’s promotion to President and Chief Executive Officer, the Company entered into an offer letter with Mr. Bernard providing that if the Company terminates his employment without “Cause” or if he resigns for “good reason”, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary and payment of the employer-portion of the Consolidated Omnibus Budget Reconciliation Act (which we refer to as “COBRA”) premiums during the 12-month period following the date of such termination of employment. If such qualifying termination of employment occurs during the three-months prior or 12 months following a “Change in Control” (as defined in the offer letter to include the Merger), then Mr. Bernard shall receive severance in an amount equal to 18 months’ annual base salary and 150% of his then-current target annual bonus and payment of the employer-portion of COBRA premiums during the 18-month period following the date of such termination of employment.

Dr. Hubbard’s and Dr. Amusa’s offer letters each provide that if the Company terminates his employment without “Cause” or if either resigns for “Good Reason”, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary.

Mr. Visioli’s offer letter provides that if the Company terminates his employment without “Cause” or if he resigns for “good reason”, in each case, subject to his execution and nonrevocation of a release of claims in favor of the Company, he will receive severance in an amount equal to 12 months’ annual base salary and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment. If such qualifying termination of employment occurs during the three-months prior or 12 months following a “change in control” (as defined in the offer letter to include the Merger), then Mr. Visioli shall receive severance in an amount equal to 12 months’ annual base salary and 100% of his then-current target annual bonus and payment of the employer-portion of COBRA premiums during the 12-month period following the date of such termination of employment.

Severance Plan

Under the Severance Plan, in the event an executive officer elects to participate in the Severance Plan by entering into a participation agreement, the terms and conditions of the Severance Plan will supersede the severance benefits provided in the executive officer’s offer letter. Under the Severance Plan, if an executive officer participant’s employment with us is terminated by us without cause or by the executive officer participant for good reason, then, subject to the timely delivery of a general release of claims, the executive officer participant will be entitled to receive a cash severance payment equal to 12 (or, for the Chief Executive Officer, 18) months’ base salary, payable in substantially equal installments over the six-month period following the executive officer participant’s termination of employment, and up to 12 (or, for the Chief Executive Officer, 18) months of company-funded healthcare continuation coverage. In the event such termination of employment occurs within the period commencing three months prior to a change in control (as defined in the Severance Plan to include the Merger) and ending on the first anniversary of the change in control, then, in lieu of the foregoing severance amounts, the executive officer participant is entitled to receive a lump sum cash payment in an amount equal to the sum of 12 (or, for the Chief Executive Officer, 18) months of base salary and 100% (or, for the Chief Executive Officer, 150%) of the executive officer participant’s target bonus opportunity for the year of termination, up to 12 (or, for the Chief Executive Officer, 18) months of company-funded healthcare continuation coverage, and full vesting acceleration of all equity awards (with performance for performance-based awards determined pursuant to the terms and conditions of the applicable award agreement).

Section 280G Letter Agreements

On September 21, 2025, the Company entered into letter agreements with each of its executive officers as well as with two members of the Board, Mr. Berns and Ms. Burow, and certain other affected individuals, providing that, in the event that the applicable individual receives any payments or benefits that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, an additional payment will be paid to put such individual in the same after-tax position as though such tax did not apply (which we refer to as the “Make-Whole Payments”). In light of the increased merger consideration contemplated by the Amendment, the Company intends to enter into amended letter agreements providing that the aggregate amount of Make-Whole Payments may not exceed $55,000,000. The estimated amount of the Make-Whole Payments is $17,100,000, $2,700,000, $6,300,000, $2,300,000, $1,100,000, $730,000 and $6,300,000 for Messrs, Bernard, Meanwell, Visioli, Hubbard, Berns, Ms. Burow and all other executive officers, respectively; however, the actual amounts will depend on various factors and so may be different.

2025 Annual Bonus

With respect to annual bonuses payable under the Company’s bonus arrangements with respect to fiscal year 2025, if Closing occurs prior to the payment of such bonuses, the bonuses will be paid at Closing in accordance with the terms of the bonus arrangements based on actual performance as determined by the Company.

Director and Officer Indemnification; Release of Claims

Pursuant to the terms of the Merger Agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification and a waiver and release of certain claims against directors and officers of the Company, please see the section of the definitive proxy statement entitled “The Merger Agreement—Indemnification and Insurance” and the section of this proxy supplement entitled “Summary of Amendment to the Merger Agreement—Release of Claims”.

Quantification of Potential Payments to Certain Metsera Executive Officers in Connection with the Merger

For purpose of the following table, we have assumed that the employment of all executive officers will terminate immediately following the Merger in a manner that entitles them to benefits under their offer letter or the Severance Plan. The estimated value of the severance payments and benefits, excluding equity acceleration (which is set forth above under—Treatment of Equity Awards), assuming the closing of the Merger occurs on September 30, 2025, for each of our named executive officers (and other executive officers collectively) is set forth below.

	Estimated Cash Severance ($)(1)	2025 Annual Bonus ($)(2)	Other Benefits ($)(3)	Total ($)
Christopher Whitten Bernard	1,440,000	648,000	59,059	2,147,059
Clive A. Meanwell	640,000	432,000	0	1,072,000
Christopher Visioli	665,000	342,000	0	1,007,000
Brian Hubbard	638,000	356,400	0	994,400
Gbola Amusa	607,500	283,500	22,968	913,968
All Other Executive Officers as a Group (Two Individuals)	1,580,000	850,500	62,339	2,492,839

(1)

The amounts listed in this column for each executive officer represent cash severance payments to which each of executive officer may become entitled to under their respective offer letters or the Severance Plan, as described in more detail in the sections of this proxy supplement entitled “—Offer Letters with Executive Officers” and “—Severance Plan”.

(2)

The amounts listed in this column represent a full 2025 annual bonus assuming maximum performance. Under the Merger Agreement, the full 2025 annual bonus will be paid based on actual performance as determined by the Company, as described in more detail in the section of the definitive proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—2025 Annual Bonus”.

(3)	The amounts listed in this column represent an estimate of the 12 (or, for Mr. Bernard, 18) months of company-funded healthcare continuation coverage.

Post-Signing Equity Awards

The Company expects to grant to executive officers and non-employee members of our Board Company RSUs to implement a 25% top-up for the prior 2025 annual equity awards (which we refer to as the “Top-Up Awards”), provided that no employee shall receive Top-Up Awards with a grant date value in excess of $3,000,000. The treatment of Company RSUs on the Effective Time is set forth above under —Treatment of Equity Awards. As of the date hereof, we have not yet granted any Company RSUs to any of our executive officers or non-employee members of our Board. The number of Top-Up Awards expected to be granted is 21,250, 5,375, 21,250, 17,000, 1,172, 4,031, 2,688, 2,688, 2,688 and 29,500 and the estimated value of the Top-Up Awards based on the Closing Amount is $1,394,000, $352,600, $1,394,000, $1,115,200, $76,883, $264,434, $176,333, $176,333, $176,333 and $1,935,200 for Messrs, Bernard, Meanwell, Visioli, Hubbard, Amusa, Berns, Stonehouse, Pinto, Ms. Burow and all other executive officers, respectively.

Continuing Employee Benefits

The Merger Agreement provides that for a period of not less than one (1) year following the Effective Time, Pfizer will, and will cause the Surviving Corporation to, provide each individual who was an employee of the Company or any of its subsidiaries immediately prior to the Effective Time, which we refer to as a “continuing employee”, subject to such individual’s continued employment, with (i) annual base salary or base wage that is no less favorable than that provided to such continuing employee immediately prior to the Effective Time, (ii) cash incentive opportunities that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time, (iii) target equity compensation or long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Pfizer, (iv) severance benefits that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time and (v) other employee benefits that are substantially comparable in the aggregate to those provided to such continuing employee immediately prior to the Effective Time.

Parent has agreed to, or to cause the Surviving Corporation to, (i) recognize a continuing employee’s service with the Company or any of its subsidiaries prior to the consummation of the Merger for purposes of eligibility to participate, level of benefits and vesting, under benefit plans in which continuing employees will participate after the consummation of the Merger (subject to certain exceptions), (ii) use commercially reasonable efforts to cause all preexisting conditions, exclusions, waiting periods and actively-at-work requirements applicable to continuing employees under the Company’s or the Surviving Corporation’s welfare plans to be waived, to the extent such limitations were waived or satisfied prior to the Effective Time and (iii) use commercially reasonable efforts to provide continuing employees with credit under any such welfare plan for any co-payments or deductibles incurred prior to the Effective Time.

New Management Arrangements

As of the date of this proxy statement, there are no employment, equity or other agreements, arrangements or understandings between any of the Company’s directors or executive officers, on the one hand, and Pfizer or the Surviving Corporation, on the other hand, and the Merger is not conditioned upon any of the Company’s directors or executive officers entering into any such agreement, arrangement or understanding.

Litigation Related to the Merger

As of the date of this proxy statement, Metsera has received demand letters from purported stockholders, and complaints have been filed in the New York Supreme Court by purported stockholders against Metsera, alleging deficiencies and/or omissions in the proxy statement that Metsera filed on October 17, 2025. See Hamilton v. Metsera, Inc., et al., No. 659304/2025; Johnson v. Metsera, Inc., et al., No. 659274/2025; Lacoff v. Bernard, et al., No. 74603/2025. The complaints seek an injunction of the transaction, declaratory relief, actual and punitive damages, attorneys’ fees and expenses, expert fees and other expenses, and other relief the Court may find just and proper. Metsera believes that the allegations in these demand letters and complaints are without merit.

Potential plaintiffs may file additional lawsuits or send additional demand letters in connection with the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Metsera including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no legal restraints preventing or prohibiting the consummation of the Merger shall be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

On October 31, 2025, Pfizer filed a five-count Complaint in the Delaware Court of Chancery against the Company, Novo Nordisk A/S (which we refer to as “Novo Nordisk”), NN US Invest, Inc., Novo Nordisk US Research Investment Holdings, Inc. (which we refer to together with Novo Nordisk and NN US Invest, Inc. as the “Novo Nordisk Defendants”), and our board of directors. See Pfizer v. Metsera, Inc., et al., 2025-1259-MTZ. The Complaint seeks declaratory judgments regarding the interpretation of certain terms in the Merger Agreement. The Complaint asserts a claim for breach of the Merger Agreement against the Company; asserts a claim of tortious interference against the Novo Nordisk Defendants; and asserts a claim of breach of fiduciary duty by the Company’s board of directors. The Complaint seeks declaratory relief, specific performance, injunctive relief, costs and expenses, and any other relief the Court deems just and proper. On the same day, Pfizer also filed a motion seeking a Temporary Restraining Order (which we refer to as the “TRO” or “TRO motion”) to stop the termination of the Merger Agreement. On November 3, 2025, the Company and Novo

Nordisk filed separate briefs opposing the TRO. On November 4 and 5, 2025, the Court held telephonic hearings regarding the TRO motion. At the conclusion of the November 5, 2025 hearing, the Court ruled from the bench in favor of the Company and denied the TRO. Metsera and our Board deny the claims in this Complaint as to them, and believe that the allegations therein with respect to Metsera and our Board are covered by releases contained in the Amendment.

On November 3, 2025, Pfizer filed a four-count Complaint in the United States District Court for the District of Delaware against the Company, the Novo Nordisk Defendants, ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P., Validae Health, L.P., and Population Health Partners GP, LLC. See Pfizer Inc. v. Novo Nordisk A/S, et al., 25-cv-01339. The Complaint asserts claims against all defendants for unlawful conspiracy under Section 1 of the Sherman Act and for conspiracy to monopolize in violation of Section 2 of the Sherman Act for the Novo Nordisk transaction; asserts a claim for attempted monopolization in violation of Section 2 of the Sherman Act against the Novo Nordisk Defendants; and asserts a claim for unlawful merger in violation of Section 7 of the Clayton Act against the Novo Nordisk Defendants and the Company. The Complaint seeks injunctive relief and damages on all counts, treble damages, pre- and post-judgement interest, attorneys’ fees and costs, and any other relief that the Court deems just and proper. Metsera and our Board deny the claims in this Complaint as to them, and believe that the allegations therein with respect to Metsera, ARCH Venture Fund XII, L.P., ARCH Venture Fund XIII, L.P. Validae Health, L.P., and Population Health Partners GP, LLC are covered by releases contained in the Amendment.

Regulatory Approvals Required for the Merger

U.S. Regulatory Clearances

The disclosure under the subheading “—U.S. Regulatory Clearances” under the heading “Summary Term Sheet” is hereby amended and supplemented by adding the following sentence at the end of the first paragraph:

On October 31, 2025, the U.S. Federal Trade Commission granted a request for the early termination of the waiting period under the HSR Act.

SUMMARY OF AMENDMENT TO THE MERGER AGREEMENT

On November 7, 2025, the Company, Parent and Merger Sub entered into the Amendment to amend the Merger Agreement. The definitive proxy statement includes the Original Merger Agreement attached as Annex A, and also includes a summary of the Original Merger Agreement, beginning on page 86 of the definitive proxy statement.

The material provisions of the Amendment summarized below and elsewhere in this proxy supplement are qualified in their entirety by reference to the Amendment, a copy of which is attached to this proxy supplement as Annex A, which is incorporated by reference in this proxy supplement. This summary does not purport to be complete and may not contain all of the information about the amendment that is important to you. We encourage you to read the amendment carefully in its entirety.

Increase in Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of Metsera, Parent, Merger Sub or the holders of any securities of Metsera or Merger Sub, each share of Metsera common stock (other than Excluded Metsera Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive (i) $65.60.50 in cash plus (ii) one CVR per share, without interest and less any applicable withholding taxes. The Closing Amount represents an increase of $18.10 per share above the previous per share merger consideration of $47.50 per share in cash, without interest.

The Amendment replaced the form of CVR Agreement that was attached to the Original Merger Agreement with a revised form, which among other things, decreased the maximum amount payable under the CVR Agreement from up to $22.50 per share of Metsera common stock to up to $20.65 per share of Metsera common stock in cash based on development and regulatory approval milestones. Specifically, Parent will pay (i) $4.60 per CVR following the Phase 3 clinical trial start of the Company’s MET-097i and MET-233i combinations (down from $5.00 per CVR in the CVR Agreement under the Original Merger Agreement), (ii) $6.40 per CVR following FDA approval of the Company’s monthly MET-097i monotherapy (down from $7.00 in the CVR Agreement under the Original Merger Agreement); and (iii) $9.65 per CVR following FDA approval of the Company’s monthly MET-097i and MET-233i combination (down from $11.00 in the CVR Agreement under the Original Merger Agreement).

Increase in Termination Fees

Among other things, the Amendment increased the Company Termination Fee from $190,000,000 to $265,000,000.

Commercially Reasonable Efforts

The revised form of CVR Agreement included in the Amendment requires Parent, with respect to each Milestone (as defined in the CVR Agreement), to use Commercially Reasonable Efforts to achieve such Milestone prior to the end of, but solely during, the Milestone Period (as defined in the CVR Agreement) for such Milestone.

“Commercially Reasonable Efforts” means, with respect to any activities or decision-making by Parent pursuant to Parent’s diligence obligation in the CVR Agreement with respect to any CVR Product (as defined in the CVR Agreement) those efforts that are commensurate with the efforts of a pharmaceutical company similarly situated to Parent to develop a program or product of similar potential, market potential, and profit potential (taking into account payments under the CVR Agreement) and at a similar stage of product life, based on conditions then prevailing and taking into account Parent’s and its affiliates’ other products, taking into account, without limitation (a) issues of efficacy, safety, and expected and actual approved labeling, as well as all other related commercial and scientific advantages and disadvantages, in each case, based on Parent’s evaluation thereof, (b) the expected and actual competitiveness of alternative products (including the development of other internal product candidates), (c) the expected and actual product profile of such CVR Product, including product usage convenience and usage convenience of other products, (d) the expected and actual patent and other proprietary position of such CVR Product, and the expected and actual freedom-to-operate landscape therefor, (e) the likelihood of, and timelines for, Regulatory Approval (as defined in the CVR Agreement) or pricing and reimbursement approval given the regulatory structure involved, including timing of entry to market and regulatory or data exclusivity, and other matters related to Regulatory Approval, pricing and reimbursement approval, and timing for development and commercialization, (f) supply chain management considerations, including manufacturing capabilities, availabilities, and timelines, (g) the expected and actual profitability and return on investment of such CVR Product, taking into consideration, among other factors, expected and actual (i) third party expenses, (ii) royalty, milestone, and other payments to third parties or required under the CVR Agreement, (iii) the pricing and reimbursement relating to such CVR Product and (iv) costs of exploitation of such CVR Product, (h) any delays or pauses in any development or regulatory activities related to such CVR Product relating to external factors (including pandemic, natural disaster, government shutdown, war, terrorist attack and cyber-attack, and actions, inactions, or requirements of, or as a result of, regulatory authorities or changes in law or regulation), and (i) all other relevant technical, legal, scientific, financial, commercial, medical, and other factors, including the effect that activities in one market may have on activities in another market. The use of Commercially Reasonable Efforts may result in Parent or its affiliates ceasing to develop, seek or obtain Regulatory Approval for, or commercialize any CVR Product (in whole or in part), and that once such activities for such CVR Product have ceased in compliance with this definition of Commercially Reasonable Efforts, Commercially Reasonable Efforts do not require the continued re-evaluation of whether such activities must be re-initiated for such CVR Product.

The revised form of CVR Agreement included in the Amendment no longer includes the requirement for Parent to expend at least $1,500,000,000 (one billion and five hundred million dollars), as may have been adjusted pursuant to the prior form of CVR Agreement, in aggregate on direct clinical drug development of the CVR Products.

Release of Claims

Under the terms of the Amendment, effective upon the Closing, to the fullest extent permitted by applicable law, Parent, on behalf of itself, its subsidiaries, affiliates and each of their respective directors and officers (which we refer to collectively as the “Parent Parties”), released, remised, exculpated, acquitted and forever discharged the Company, its subsidiaries, Validae Health, L.P., Population Health Partners GP, LLC, ARCH Venture Fund XII, L.P., and ARCH Venture Fund XIII, L.P., each of their respective affiliates and each of their respective directors and officers (which we refer to collectively as the “Company Parties”), from any and all claims which such Parent Party had, has, or may have based upon, arising from, in connection with or relating to the Original Merger Agreement, any agreement or instrument delivered in connection therewith, the transactions contemplated thereby and any actions taken or omitted with respect to Novo Nordisk, its subsidiaries, affiliates and each of their respective directors and officers (which we refer to collectively as the “Novo Parties”) in connection with or relating to the Original Merger Agreement, in the case of each of the foregoing that relate to matters prior to the execution of the Amendment.

In addition, effective upon the Closing, to the fullest extent permitted by applicable law, the Company, on behalf of the Company Parties, released, remised, exculpated, acquitted and forever discharged the Parent Parties from any and all claims which such Company Party had, has, or may have based upon, arising from, in connection with or relating to the Original Merger Agreement, any agreement or instrument delivered in connection therewith, the transactions contemplated thereby and any actions taken or omitted with respect to the Novo Parties in connection with or relating to the Original Merger Agreement, in the case of each of the foregoing that relate to matters prior to the execution of the Amendment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy supplement, by going to the investor relations page of our website at https://investors.metsera.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference. For the reference of Metsera stockholders, Metsera included in its definitive proxy statement and as part of the initial mailing of the definitive proxy statement (i)  Metsera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 26, 2025 as Annex F, which contains the audited consolidated financial statements for the two-year period ended December 31, 2024, and (ii) Metsera’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed on July 28, 2025 as Annex G, which contains the unaudited consolidated financial statements for the quarterly period ended June 30, 2025.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement or need help voting your shares of Metsera common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 825-8793

Banks and Brokers may call collect: 1 (212) 750-5833

Annex A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of November 7, 2025 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of September 21, 2025, is entered into by and among Metsera, Inc., a Delaware corporation (the “Company”), Pfizer Inc., a Delaware corporation (“Parent”), and Mayfair Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent; and

WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement in accordance with Section 8.04(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1 All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2 Section 2.01(c) of the Agreement is hereby amended by replacing the reference in such Section to “$47.50” with “$65.60”.

Section 1.3 Section 8.02(b) of the Agreement is hereby amended by replacing the reference in such Section to “$190,000,000” with “$265,000,000”.

Section 1.4 Exhibit B to the Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto.

Section 1.5 Item 1 of Annex B (Compensation-Related Disclosure Letter Rider) of the Company Disclosure Letter is hereby deleted in its entirety and replaced as set forth in Annex B attached hereto.

Section 1.6 The waiver letter from Parent to the Company, dated as of October 25, 2025 (as modified by the waiver delivered by Parent to the Company on October 28, 2025), is hereby terminated, withdrawn and revoked in its entirety. The Company agrees that, following the effectiveness of this Amendment, there is no Company Takeover Proposal that is a Qualifying Company Takeover Proposal or a Superior Company Proposal, and that if any Company Takeover Proposal is made following the effectiveness of this Amendment (including any amendment to any Company Takeover Proposal made prior to such effectiveness), the Company shall treat such Company Takeover Proposal as a new Company Takeover Proposal for purposes of Section 5.02 of the Merger Agreement, including the Notice Period.

Section 1.7 Effective upon the Closing, to the fullest extent permitted by applicable Law, the Company, on behalf of itself, its subsidiaries, Validae Health, L.P., Population Health Partners GP, LLC, ARCH Venture Fund XII, L.P., and ARCH Venture Fund XIII, L.P., each of the foregoing’s affiliates and each of the foregoing’s directors and officers (collectively, the “Company Parties”) hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges Parent and Parent’s subsidiaries, affiliates and each of their respective directors and officers (collectively, the “Parent Parties”) from any and all direct or derivative actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Company Party had, has, or may have based upon, arising from, in connection with or relating to the Agreement, any agreement or instrument delivered in connection therewith, the transactions contemplated thereby and any actions taken or omitted with respect to Novo Nordisk A/S, its subsidiaries, affiliates and each of their respective directors and officers (collectively, the “Novo Parties”) in connection with or relating to the Agreement, in the case of each of the foregoing that relate to matters prior to the execution of this Amendment. From and after the Closing, each Company Party shall refrain from, directly or indirectly, asserting any direct or derivative claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any direct or derivative legal or arbitral proceeding of any kind against any Parent Party based upon any matter released under this Section 1.7. For the avoidance of doubt, the releases in this Section 1.7 do not amend the terms of the Agreement or the Confidentiality Agreement themselves, which remain in full force and effect.

Section 1.8 Effective upon the Closing, to the fullest extent permitted by applicable Law, Parent, on behalf of itself and the other Parent Parties, hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges the Company Parties from any and all direct or derivative actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Parent Party had, has, or may have based upon, arising from, in connection with or relating to the Agreement, any agreement or instrument delivered in connection therewith, the transactions contemplated thereby and any actions taken or omitted with respect to the Novo Parties in connection with or relating to the Agreement, in the case of each of the foregoing that relate to matters prior to the execution of this Amendment. From and after the Closing, each Parent Party shall refrain from, directly or indirectly, asserting any direct or derivative claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any direct or derivative legal or arbitral proceeding of any kind against any Company Party based upon any matter released under this Section 1.8. For the avoidance of doubt, the releases in this Section 1.8 do not amend the terms of the Agreement or the Confidentiality Agreement themselves, which remain in full force and effect.

Section 1.9 Concurrently with the execution of this Amendment, the Company shall issue the press release attached hereto as Annex C.

Section 1.10 Except as otherwise expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.11 From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 1.12 Sections 9.02, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10 and 9.11 of the Agreement shall apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

PFIZER INC., as Parent,

By:	/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chairman and CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

MAYFAIR MERGER SUB, INC., as Merger Sub,

By:	/s/ Deborah Baron
	Name:	Deborah Baron
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

METSERA, INC.

By:	/s/ Christopher Whitten Bernard
	Name:	Christopher Whitten Bernard
	Title:	President and Chief Executive Officer

Annex A

Exhibit B

to

Agreement and Plan of Merger

Form of CVR Agreement

[attached]

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT is made and entered into as of [●] (this “Agreement”) by and between Pfizer Inc., a Delaware corporation (“Parent”), and Equiniti Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).

RECITALS

A. Metsera, Inc., a Delaware corporation (the “Company”), Parent and Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 21, 2025 (as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Acquisition”).

B. Pursuant to the Merger Agreement, in connection with the Acquisition, Parent has agreed to issue contractual contingent value rights to receive, subject to the terms and conditions set forth in this Agreement, the Milestone Payments (as defined herein) contingent upon the achievement of the applicable Milestones (as defined herein) during each Milestone Period (as defined herein), to the record holders (the “Holders”) of (i) the outstanding Shares (as defined herein), other than Shares canceled or converted pursuant to Section 2.01(b) of the Merger Agreement and Appraisal Shares (such Shares to receive CVRs (as defined herein), the “CVR Shares”), (ii) Company Stock Options which have an exercise price per Share that is less than the Closing Amount (the “Company Options”) and (iii) Company Restricted Stock Awards, in each case that are outstanding as of immediately prior to the Effective Time.

C. In accordance with the Merger Agreement, one (1) CVR shall be issued for each CVR Share, and additional CVRs shall be issued in accordance with Section 2.03 of the Merger Agreement for the Shares underlying certain Company Options and Company Restricted Stock Awards.

AGREEMENT

The Parties to this Agreement, for and in consideration of the premises and the consummation of the transactions referred to above, intending to be legally bound, hereby mutually covenant and agree, for the equal and proportionate benefit of all CVR Holders, as follows:

SECTION 1 DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Acting Holders” means CVR Holders of not less than forty percent (40%) of the outstanding CVRs as set forth in the CVR Register.

An “affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Business Day” means any day on which banks are not required or authorized by Law to close in New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other similar transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“Clinical Trial Milestone” means the Initiation of the first Phase 3 Clinical Trial for the Combination Product for chronic weight management.

“Clinical Trial Milestone Payment” means $4.60 in cash, without interest, per CVR.

“Clinical Trial Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Clinical Trial Milestone, a one-time payment equal to the product of (a) the Clinical Trial Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Clinical Trial Milestone Achievement Notice.

“Clinical Trial Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Clinical Trial Milestone is achieved.

“Clinical Trial Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2027.

“Combination FDA Approval” means Regulatory Approval of the Combination Product in the United States for chronic weight management.

“Combination FDA Approval Milestone” means the receipt from the FDA by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) of the Combination FDA Approval.

“Combination FDA Approval Milestone Payment” means $9.65 in cash, without interest, per CVR.

“Combination FDA Approval Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Combination FDA Approval Milestone, a one-time payment equal to the product of (a) the Combination FDA Approval Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Combination FDA Approval Milestone Achievement Notice.

“Combination FDA Approval Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Combination FDA Approval Milestone is achieved.

“Combination FDA Approval Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2031.

“Combination Product” means the injectable fixed dose combination of MET-233i and MET-097i on a dosing basis of on or around every twenty eight (28) days.

“Commercially Reasonable Efforts” means, with respect to any activities or decision-making by Parent pursuant to Section 4.3(a) with respect to any CVR Product, those efforts that are commensurate with the efforts of a pharmaceutical company similarly situated to Parent to develop a program or product of similar potential, market potential, and profit potential (taking into account payments under this Agreement) and at a similar stage of product life, based on conditions then prevailing and taking into account Parent’s and its affiliates’ other products, taking into account, without limitation (a) issues of efficacy, safety, and expected and actual approved labeling, as well as all other related commercial and scientific advantages and disadvantages, in each case, based on Parent’s evaluation thereof, (b) the expected and actual competitiveness of alternative products (including the development of other internal product candidates), (c) the expected and actual product profile of such CVR Product, including product usage convenience and usage convenience of other products, (d) the expected and actual patent and other proprietary position of such CVR Product, and the expected and actual freedom-to-operate landscape therefor, (e) the likelihood of, and timelines for, Regulatory Approval or pricing and reimbursement approval given the regulatory structure involved, including timing of entry to market and regulatory or data exclusivity, and other matters related to Regulatory Approval, pricing and reimbursement approval, and timing for development and commercialization, (f) supply chain management considerations, including manufacturing capabilities, availabilities, and timelines, (g) the expected and actual profitability and return on investment of such CVR Product, taking into consideration, among other factors, expected and actual (i) third party expenses, (ii) royalty, milestone, and other payments to third parties or the payments contemplated under this Agreement, (iii) the pricing and reimbursement relating to such CVR Product, and (iv) costs of exploitation of such CVR Product, (h) any delays or pauses in any development or regulatory activities related to such CVR Product relating to external factors (including pandemic, natural disaster, government shutdown, war, terrorist attack and cyber-attack, and actions, inactions, or requirements of, or as a result of, regulatory authorities or changes in law or regulation), and (i) all other relevant technical, legal, scientific, financial, commercial, medical, and other factors, including the effect that activities in one market may have on activities in another market. The Rights Agent expressly understands and agrees that the use of Commercially Reasonable Efforts may result in Parent or its affiliates ceasing to develop, seek or obtain Regulatory Approval for, or commercialize any CVR Product (in whole or in part), and that once such activities for such CVR Product have ceased in compliance with this definition of Commercially Reasonable Efforts, Commercially Reasonable Efforts do not require the continued re-evaluation of whether such activities must be re-initiated for such CVR Product.

“CVR” means the rights of CVR Holders to receive Milestone Payment Amounts pursuant to the Merger Agreement and this Agreement.

“CVR Holder” means a Person in whose name a CVR is registered in the CVR Register, who shall initially be the Holders.

“CVR Products” means (a) with respect to the Clinical Trial Milestone, the Combination Product, (b) with respect to the Mono FDA Approval Milestone, the Mono Product, and (c) with respect to the Combination FDA Approval Milestone, the Combination Product.

“Equity Award Holder” means a CVR Holder who was or has been granted a CVR with respect to a Company Equity Award.

“FDA” means the U.S. Food and Drug Administration, or any successor thereto.

“Initiate” means, with respect to a clinical study, to initiate the first dosing of the first human subject in such clinical study. “Initiating” has a correlative meaning.

“Initiation” means the act of Initiating a clinical study.

“MET-097i” means the compound denoted by the Company as MET-097i as of the date hereof, including (a) any molecule containing or derived from the same molecular scaffold as the compound denoted by the Company as MET-097i as of the date hereof, (b) any derivatives of such compounds or compounds described in clause (a), or (c) any stereoisomers or metabolites of the compound denoted by the Company as MET-097i as of the date hereof or compounds described in clauses (a) or (b); provided that, for purposes of this Agreement, a compound otherwise qualifying as “MET-097i” shall not cease to be MET-097i as a result of any change in the formulation of MET-097i.

“MET-233i” means the compound denoted by the Company as MET-233i as of the date hereof, including (a) any molecule containing or derived from the same molecular scaffold as the compound denoted by the Company as MET-233i as of the date hereof, (b) any derivatives of the compound denoted by the Company as MET-233i as of the date hereof or compounds described in clause (a), or (c) any stereoisomers or metabolites of the compound denoted by the Company as MET-233i as of the date hereof or compounds described in clauses (a) or (b); provided that, for purposes of this Agreement, a compound otherwise qualifying as “MET-233i” shall not cease to be MET-233i as a result of any change in the formulation of MET-233i.

“Milestone” means each of the Clinical Trial Milestone, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone, as the context requires. The plural form “Milestones” shall mean the Clinical Trial Milestone, the Mono FDA Approval Milestone and the Combination FDA Approval Milestone, collectively.

“Milestone Achievement Notice” means each of the Clinical Trial Milestone Achievement Notice, the Mono FDA Approval Milestone Achievement Notice or the Combination FDA Approval Milestone Achievement Notice, as the context requires.

“Milestone Payment” means each of the Clinical Trial Milestone Payment, the Mono FDA Approval Milestone Payment or the Combination FDA Approval Milestone Payment, as the context requires. The plural form “Milestone Payments” shall mean the Clinical Trial Milestone Payment, the Mono FDA Approval Milestone Payment and the Combination FDA Approval Milestone Payment, collectively.

“Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the applicable Milestone, a one-time payment equal to the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice.

“Milestone Payment Date” means each of the Clinical Trial Milestone Payment Date, the Mono FDA Approval Milestone Payment Date or the Combination FDA Approval Milestone Payment Date, as the context requires. The plural form “Milestone Payment Dates” shall mean the Clinical Trial Milestone Payment Date, the Mono FDA Approval Milestone Payment Date and the Combination FDA Approval Milestone Payment Date, collectively.

“Milestone Period” means each of the Clinical Trial Milestone Period, the Mono FDA Approval Milestone Period or the Combination FDA Approval Milestone Period, as the context requires.

“Mono FDA Approval” means Regulatory Approval of the Mono Product in the United States for chronic weight management.

“Mono FDA Approval Milestone” means the receipt from the FDA by Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) of the Mono FDA Approval.

“Mono FDA Approval Milestone Payment” means $6.40 in cash, without interest, per CVR.

“Mono FDA Approval Milestone Payment Amount” means, for a given CVR Holder, with respect to the achievement of the Mono FDA Approval Milestone, a one-time payment equal to the product of (a) the Mono FDA Approval Milestone Payment and (b) the number of CVRs held by such CVR Holder as reflected on the CVR Register as of the close of business on the date of the Mono FDA Approval Milestone Achievement Notice.

“Mono FDA Approval Milestone Payment Date” means the date that is selected by Parent not more than thirty (30) days following the date on which the Mono FDA Approval Milestone is achieved.

“Mono FDA Approval Milestone Period” means the period commencing as of the Effective Time and ending on December 31, 2029.

“Mono Product” means injectable MET-097i on a dosing basis of on or around every twenty eight (28) days.

“Parent Group” means any of Parent or its affiliates (or any of their respective designees, successors or assignees, including any successor-in-interest or assignee with respect to rights under a CVR Product).

“Parties” means Parent and the Rights Agent.

“Permitted Transfer” means: a transfer of CVRs (a) on death of the CVR Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the CVR Holder upon the death of the settlor; (c) pursuant to a court order (including in connection with bankruptcy or liquidation); (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner; (f) with the written consent of Parent; (g) if the CVR Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or (h) as provided in Section 2.6.

“Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects in an indicated patient population that is designed to establish that such product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support the submission of an application for Regulatory Approval of such product, including the trials referred to in 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H, as amended, or their foreign equivalents. A Phase 3 Clinical Trial includes (a) with respect to a “phase 2/3 clinical trial,” only the portion of such clinical trial that is regarded as its phase 3 component, in accordance with the applicable protocol, and otherwise satisfies the requirements of this definition and the “Initiation” of such Phase 3 Clinical Trial shall be deemed to be achieved upon the first dosing of the first human subject under the phase 3 component of such clinical trial, in accordance with the applicable protocol, and (b) any human clinical trial that would, based on interactions with a regulatory authority or otherwise prior to the initiation of such trial, satisfy the requirements of 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H (or their successor regulations or the non-U.S. equivalents thereof).

“Regulatory Approval” of a CVR Product means all approvals of the FDA that are necessary for the commercial marketing and sale or introduction into interstate commerce of the CVR Product, including, as applicable, a Biologics License Application or New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and any applicable regulations promulgated thereunder by the FDA, including approval through the FDA’s Fast Track program, Accelerated Approval program or other FDA accelerated or conditional approvals.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Shares” means shares of common stock, par value $0.00001 per share, of the Company.

“Significant Pharmaceutical Company” means a company (a) which, together with its affiliates, has capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products for human use, (b) which, together with its affiliates, has development, regulatory and scientific infrastructure relevant to the applicable CVR Product that is sufficient to develop such CVR Product, (c) that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to the applicable CVR Product, either (i) had annual consolidated revenues (with its affiliates) of at least $5 billion, as reflected in such company’s audited financial statements, or (ii) was one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue, and (d) which would reasonably be expected to have sufficient available cash to pay the applicable Milestone Payment Amount payable to all CVR Holders when due in accordance with the terms of this Agreement.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

SECTION 2 CONTINGENT VALUE RIGHTS

2.1 Authority; Issuance of CVRs; Appointment of Rights Agent.

(a) Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, performance of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Rights Agent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity). The execution, delivery and performance by Parent of this Agreement does not, and the consummation of the transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent, (ii) any contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment or law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of the foregoing clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, prevent the consummation of, or materially impair Parent’s ability to consummate, the transactions contemplated hereby. No consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) At the Effective Time (or thereafter as provided in the Merger Agreement), one (1) CVR will be issued with respect to each CVR Share and each Share underlying the Company Options and Company Restricted Stock Awards in accordance with the terms of the Merger Agreement.

(c) Parent hereby appoints Equiniti Trust Company, LLC as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and Equiniti Trust Company, LLC hereby accepts such appointment.

2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any purported transfer of a CVR in violation of this Section 2.2 shall be null and void ab initio.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep an up-to-date register (the “CVR Register”) for the registration of the CVRs and Permitted Transfers of the CVRs as herein provided.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer in a form reasonably satisfactory to the Rights Agent, duly executed by the registered CVR Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer. Upon receipt of such written request and materials, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor. No transfer of a CVR will be valid unless and until registered in the CVR Register, and any transfer not duly registered in the CVR Register shall be null and void ab initio. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to cover any stamp or other Tax or other governmental charge that is imposed in connection with any such registration, transfer or assignment).

(d) Subject to the Rights Agent’s bona fide procedures to validate the identity of a CVR Holder, a CVR Holder (or an authorized representative thereof) may make a request to the Rights Agent to change such CVR Holder’s address of record in the CVR Register. Upon receipt of such request and proper validation of the identity of such CVR Holder, the Rights Agent shall promptly record the change of address in the CVR Register. The written request must be duly executed by the CVR Holder and conform to such other reasonable requirements as the Rights Agent may from time to time establish.

2.4 Payment Procedure.

(a) If the Clinical Trial Milestone is achieved at any time prior to the expiration of the Clinical Trial Milestone Period, then, on or prior to the Clinical Trial Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Clinical Trial Milestone Achievement Notice”) certifying the date of the achievement of the Clinical Trial Milestone and that each Holder is entitled to receive the Clinical Trial Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Clinical Trial Milestone Payment Amounts due to all CVR Holders (other than Clinical Trial Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(b) If the Mono FDA Approval Milestone is achieved at any time prior to the expiration of the Mono FDA Approval Milestone Period, then, on or prior to the Mono FDA Approval Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Mono FDA Approval Milestone Achievement Notice”) certifying the date of the achievement of the Mono FDA Approval Milestone and that each Holder is entitled to receive the Mono FDA Approval Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Mono FDA Approval Milestone Payment Amounts due to all CVR Holders (other than Mono FDA Approval Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(c) If the Combination FDA Approval Milestone is achieved at any time prior to the expiration of the Combination FDA Approval Milestone Period, then, on or prior to the Combination FDA Approval Milestone Payment Date, Parent will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Combination FDA Approval Milestone Achievement Notice”) certifying the date of the achievement of the Combination FDA Approval Milestone and that each Holder is entitled to receive the Combination FDA Approval Milestone Payment Amount applicable to such Holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Combination FDA Approval Milestone Payment Amounts due to all

CVR Holders (other than Combination FDA Approval Milestone Payment Amounts due to Equity Award Holders, which amounts shall be retained by Parent for payment in accordance with Section 2.4(e) hereof and Section 2.03 of the Merger Agreement) pursuant to Section 4.2.

(d) The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent together with the Milestone Payment Amount, send each CVR Holder at its registered address a copy of the applicable Milestone Achievement Notice (at Parent’s sole cost and expense) and pay the applicable Milestone Payment Amount to each CVR Holder that is not an Equity Award Holder (i) by check mailed to the address of such CVR Holder as reflected in the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice or (ii) with respect to any such CVR Holder that is due an aggregate amount in excess of $1,000,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction.

(e) With respect to any Milestone Payment Amount due to any Equity Award Holder, Parent shall, or shall cause the Surviving Corporation or an affiliate thereof to, pay, as soon as reasonably practicable following the Milestone Payment Date (or, in the case of Company Equity Awards that are unvested as of immediately prior to the Effective Time (and that do not vest by their terms as a result of the occurrence of the Effective Time), the applicable vesting date (which for CVRs in respect of Company Stock Options shall be no later than the first anniversary of the Closing subject to the holder’s continued service with Parent or its subsidiaries through the first anniversary of the Closing) if later (for clarity, no payment shall be made unless and until the Company Equity Award has vested)), through Parent’s, the Surviving Corporation’s or such affiliate’s payroll system or by the Paying Agent, the Milestone Payment Amount applicable to such Equity Award Holder, in each case subject to Section 2.03(c) of the Merger Agreement. If Parent determines that it is not reasonably practicable to make any such payment in accordance with this Section 2.4(e through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date, in each case subject to Section 2.03(c) of the Merger Agreement.

(f) Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the CVR Holders twelve (12) months after the date of the Milestone Achievement Notice shall be delivered by the Rights Agent to Parent, upon demand, and any CVR Holder shall thereafter look only to Parent for payment of such CVR Holder’s Milestone Payment Amount, without interest, but such CVR Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(g) Neither Parent nor the Rights Agent shall be liable to any Person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s obligations as provided herein to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to any Governmental Entity, any such Milestone Payment Amount shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) With respect to cash deposited by Parent with the bank or financial institution designated by Rights Agent, Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate AA-rated demand deposit account, therefor in the name of Rights Agent for the benefit of the Company. Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Rights Agent. Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, the Company, any holder or any other party. Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, Parent acknowledges that (i) the Rights Agent is not a bank, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank.

(i) Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs to the extent required under applicable Law. Parent shall use commercially reasonable efforts to cooperate with Rights Agent to provide any information in Parent’s possession and not otherwise available to Rights Agent as is reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(i).

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any CVR Holder, except as specifically provided herein.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Acquisition. The rights of the CVR Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and such CVR Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

2.6 Ability to Abandon the CVR. A CVR Holder may at any time at its option abandon all of its remaining rights in a CVR by transferring the CVR to Parent or any of its successors or assigns without consideration therefor, and Parent shall promptly notify the Rights Agent in writing of such transfer. Nothing in this Section 2.6 is intended to prohibit Parent or any of its affiliates from offering to acquire CVRs for consideration in its sole discretion. Any CVRs acquired by Parent or any of its affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Sections 5 and 6.

2.7 Withholding.

(a) Each member of the Parent Group (including the Surviving Corporation), the Rights Agent, and any other Person who has any obligation to deduct or withhold from any amount payable pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement such amounts as are required by applicable Law to be deducted and withheld. Prior to making any such withholdings or causing any such withholdings to be made with respect to any CVR Holder, except with respect to amounts treated as compensation for Tax purposes, Rights Agent shall provide, if applicable, a reasonable opportunity for such CVR Holder to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts. Each member of the Parent Group (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any such CVR Holder are valid under applicable Tax Law until subsequently notified by such CVR Holder. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Entity in accordance with applicable Law. To the extent that amounts are so deducted or withheld and properly remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) It is intended that each payment provided under this Agreement with respect to an Equity Award Holder (the “Payments”) is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) – that is, as “transaction-based compensation.” Therefore, Payments under this Agreement may be earned or paid after the fifth (5th) anniversary of the Closing. To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A and shall incorporate by reference all required definitions and payment terms. The Parties intend to treat each Milestone as a valid performance condition and each respective Milestone Payment as subject to a substantial risk of forfeiture as defined under Section 409A. Notwithstanding the foregoing, none of Parent, the Company, or any of their respective Representatives make any representation or warranty and will have no liability to any Person if any payments under this Agreement are determined to constitute deferred compensation under Section 409A (or any similar U.S. state tax law) that are subject to certain additional federal, state or other Taxes.

2.8 Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, except to the extent that any portion of any Milestone Payment Amount is required to be treated as imputed interest under applicable Tax Law, the Parties intend to treat (a) the Milestone Payments made in respect of the CVRs issued in exchange for Company Common Stock and any Company Restricted Stock Award with respect to which an election under Section 83(b) of the Code has been timely made and provided to Parent as additional consideration for or in respect of such Company Common Stock (or applicable Company Restricted Stock Award) pursuant to the Merger Agreement (and not to treat the issuance of the CVR to holders of Company Common Stock (or applicable Company Restricted Stock Award) as a payment itself) and (b) Milestone Payments made in respect of the CVRs issued in respect of the Company Equity Awards, other than Company Restricted Stock Awards with respect to which an election under Section 83(b) of the Code has been timely made, as additional compensation for or in respect of the applicable Company Equity Awards (and not to treat the issuance of the CVR to holders of Company Equity Awards as a payment itself), and, in each case, none of the Parties will take any position to the contrary on any Tax Return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or a change in Law after the date hereof. The Parties shall report imputed interest on the CVRs to the extent required by applicable Law.

SECTION 3 THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement or for any other damages or causes of action arising from or related to the Agreement, except to the extent of its willful or intentional misconduct, bad faith, gross negligence or fraud (in each case as determined by a court of competent jurisdiction).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

3.2 Certain Rights of Rights Agent. The provisions of this Section 3.2 below shall survive the termination of this Agreement, the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the CVRs. The Rights Agent undertakes to perform only the duties and obligations specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent. In addition, Parent, the Company and the CVR Holders each agree that the Rights Agent shall have the following rights:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, power of attorney, endorsement, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged by the proper party or parties;

(b) the Rights Agent may rely on and shall be held harmless in acting upon written (including electronically transmitted) or oral instructions from Parent, the Company or any CVR Holder with respect to any matter relating to its acting as Rights Agent;

(c) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part (in each case, as determined by a court of competent jurisdiction), rely upon a certificate signed by an authorized officer of Parent, in their capacity as such an officer, and delivered to the Rights Agent;

(d) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall, in the absence of bad faith, gross negligence, willful or intentional misconduct or fraud on its part (in each case, as determined by a court of competent jurisdiction), be full and complete authorization and protection in respect of any action taken, or omitted by it hereunder in good faith and in reliance thereon;

(e) in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent, as applicable, only;

(h) the Rights Agent shall not be obligated to take any legal or other action hereunder which might, in its judgment, subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it;

(i) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(j) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(k) the Rights Agent shall not assume any obligations or relationship of agency or trust with any CVR Holder;

(l) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable and properly documented out-of-pocket fees and expenses of legal counsel and reasonable and properly documented out-of-pocket fees and expenses arising directly or indirectly from the Rights Agent enforcing its rights hereunder) for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement or otherwise arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss and including the costs and expenses of enforcing its rights hereunder, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, willful or intentional misconduct or fraud; and

(m) Parent agrees (i) to pay the reasonable and properly documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, and reasonable and properly documented out-of-pocket expenses incurred by the Rights Agent in the execution of and performance of its duties under this Agreement (other than (A) withholding Taxes owed by CVR Holders or (B) income, receipt, franchise or similar Taxes imposed on the Rights Agent).

3.3 Appointment of Successor. The Rights Agent may resign at any time by giving written notice thereof to Parent and the CVR Holders specifying a date when such resignation shall take effect, which notice shall be sent at least forty-five (45) days prior to the date so specified. Parent shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least forty-five (45) days prior to the date so specified.

(a) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any CVR Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

(b) Parent shall give notice of each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(c) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent hereunder; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent hereunder.

SECTION 4 COVENANTS

4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within twenty (20) Business Days of the Closing Date.

4.2 Payment of Milestone Payments. Parent shall duly and promptly deposit with the bank or financial institution designated by the Rights Agent (or, if applicable, pay through its or its affiliate’s payroll system) the Milestone Payment, if any, for payment in respect of each CVR in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3 Direction and Control of Business; Other Covenants.

(a) With respect to each Milestone, Parent shall, and shall cause the Surviving Corporation to, (i) use Commercially Reasonable Efforts to achieve such Milestone prior to the end of, but solely during, the Milestone Period for such Milestone and (ii) not (A) take any action or (B) fail to take any action, in either case, with the primary purpose of avoiding the achievement of such Milestone or payment of the applicable Milestone Payment.

(b) Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any CVR Holder or any other Person in connection with its operation of the Surviving Corporation’s business following the Closing except as set forth in Section 4.3(a) above. The Rights Agent (on behalf of itself and on behalf of the CVR Holders) acknowledges that (i) (A) Parent makes no guarantees or promises that any Milestone will be achieved at all or by a specific date or is achievable, and (B) no assessments or predictions regarding the likelihood of any Milestone being achieved has been or is provided hereby, and no reliance thereon should be made, (ii) there is no assurance that the CVR Holders will receive any Milestone Payment Amount with respect to any Milestone as described under Section 2.4 unless such Milestone is achieved, (iii) Parent has not, prior to or after the date hereof, promised or projected any amounts to be received by the CVR Holders in respect of any payments described in Section 2.4, (iv) subject to the obligations in Section 4.3(a), none of the Rights Agent and any CVR Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) in respect of any payments described in Section 2.4 including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) except for Parent’s obligations set forth in Section 4.3(a), Parent and its affiliates shall have the right to own, operate, use, license, develop and otherwise commercialize the assets of the Surviving Corporation’s business (or not) in any way that Parent or any of its affiliates deems appropriate in its sole business judgment and (vi) except for Parent’s obligations set forth in Section 4.3(a), neither Parent nor any of its affiliates has any obligation, express or implied, to develop, manufacture, commercialize, or otherwise exploit the assets of the Surviving Corporation’s business (including any CVR Products) in order to maximize or expedite the payments described in Section 2.4. Except for Parent’s obligations set forth in Section 4.3(a), the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (x) disclaims reliance on any such promises, projections, representations, warranties or other information, documents or materials (or absence thereof), and (y) understands and agrees that any such promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Parent.

(c) In the event that any Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the earlier of the expiration of the applicable Milestone Period or termination of this Agreement pursuant to Section 6.12, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent a certificate signed by an authorized officer of Parent, in his or her capacity as such officer, stating that such Change of Control complies with this Section 4.3(c) and that all conditions precedent herein relating to such transaction have been complied with.

(d) Parent shall cause its affiliates to comply with the terms of this Agreement and shall be responsible for any breaches of this Agreement which are caused by any such affiliates and their respective Representatives if such Representatives were acting at the direction of Parent or its affiliates.

(e) Notwithstanding anything in this Agreement or otherwise to the contrary (including in any agreement between any of Parent, the Company, any subsidiaries thereof, any shareholder, equity holder or any other counterparty), the only rights and interests of the CVR Holders (or any person seeking the benefit of any CVR) in respect of a CVR shall be those set forth in this Agreement and no CVR Holder (or any person acting on their behalf or for their benefit) may enforce any other right or interest against any person in respect of a CVR.

SECTION 5 AMENDMENTS

5.1 Amendments without Consent of CVR Holders.

(a) Subject to Section 5.3, whether with or without the consent of any CVR Holders, the Rights Agent and Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent shall consider to be for the protection or benefit of the CVR Holders; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not adversely affect the interests of the CVR Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act or any applicable state securities or “blue sky” laws; provided that, such provisions shall not adversely affect the interests of the CVR Holders;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 6.5; or

(vi) to add, eliminate or change any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.1(a), Parent shall mail (or cause the Rights Agent to mail, at Parent’s sole expense) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth (i) in general terms the substance of such amendment and (ii) the text of such amendment.

5.2 Amendments with Consent of CVR Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the CVR Holders), with the written consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the CVR Holders or Parent, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the CVR Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of Section 5.2(a), Parent shall mail (or cause the Rights Agent to mail, at Parent’s sole expense) a notice thereof by first class mail to the CVR Holders at their addresses as they shall appear on the CVR Register, setting forth in (i) general terms the substance of such amendment and (ii) the text of such amendment.

5.3 Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Section 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.4 Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every CVR Holder shall be bound thereby.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 Entire Agreement; Counterparts. This Agreement, the Merger Agreement and the other agreements, exhibits, annexes, and schedules referred to in the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties and their affiliates, or any of them with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

6.2 Notices to Rights Agent or Parent. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this Agreement by either Party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail or overnight courier to such Party, in the case of mail or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to Parent:

Pfizer Inc.

66 Hudson Boulevard East

New York, New York, 10001

Attention:	Douglas Lankler, Chief Legal Officer
Email:	[****]

with copies (that shall not constitute notice) to:

Pfizer Inc.

66 Hudson Boulevard East

New York, NY 10001

Attention:	Alison L. M. O’Neill, Chief Counsel, Strategic Transactions
Email:	[****]

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	David K. Lam
Steven R. Green
Email:	[****]
[****]

If to Rights Agent:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn:	Reorg Department
Email:	[****]

with a copy (which shall not constitute notice) to:

Equiniti Trust Company, LLC

28 Liberty Street, Floor 53

New York, NY 10005

Attn:	Legal Department
Email:	[****]

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. All such notices, requests, instructions, demands, waivers and other communications or documents given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon transmission, if sent by email transmission prior to 6:00 p.m. recipient’s local time; the Business Day following the date of transmission, if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

6.3 Notice to CVR Holders. Where this Agreement provides for notice to CVR Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each CVR Holder affected by such event, at the CVR Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to CVR Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular CVR Holder shall affect the sufficiency of such notice with respect to other CVR Holders.

6.4 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective permitted successors and permitted assigns.

6.5 Parent Successors and Assigns. Parent may assign or otherwise transfer any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, to (i) one or more of its controlled affiliates, but only for so long as it remains a controlled affiliate of Parent, or (ii) any purchaser, licensee or sublicensee of all or substantially all of (but not less than all or substantially all of) the rights controlled by Parent (or the applicable Person included in Parent Group) to the CVR Products in accordance with Parent’s obligations under this Agreement, which is a Significant Pharmaceutical Company, (b) in compliance with Section 4.3(c) or (c) otherwise with the prior written consent of the Acting Holders, to any other Person (each, an “Assignee”); provided that the Assignee agrees in a writing delivered to Rights Agent that Assignee shall assume and be bound by all of the terms and conditions of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Parent (and any other assignor) shall agree to remain liable for the performance by each Assignee of all obligations of Parent (or such other assignor, if applicable) hereunder. Subject to compliance with the requirements set forth in Section 4.3(c) and this Section 6.5 relating to assignments or other transfers, this Agreement shall not restrict Parent Group’s ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s and its affiliates’ respective successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the Milestone Payments and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to the extent to be performed or observed (or to be observed) by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, except to an affiliate of the Rights Agent in connection with a corporate restructuring. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 6.5 shall be void and of no effect.

6.6 Benefits of Agreement; Remedies.

(a) Parent, and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are for the benefit of the CVR Holders, who are each intended third-party beneficiaries hereof; provided, however, that without limiting the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all CVR Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and, other than the Acting Holders, no individual CVR Holder or other group of CVR Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual CVR Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due); provided, further, that all CVR Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not the Rights Agent. In any such action, the Acting Holders shall be deemed to represent all CVR Holders. Amounts collected by the Acting Holders in any such suit shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all CVR Holders. Acting Holders acting pursuant to this Section 6.6(a) on behalf of all CVR Holders shall have no liability to any other CVR Holders for any such actions.

(b) Nothing in this Agreement, express or implied, shall give to any Person (other than the Parties hereto, the Acting Holders (acting on behalf of the CVR Holders) and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Parties hereto, the CVR Holders and their permitted successors and assigns. The rights of CVR Holders and their permitted successors and assigns hereunder are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any CVR Holder or CVR Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent, and Parent, which notice, if given, shall be irrevocable.

6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties expressly acknowledge and agree that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (b) the Parties have a reasonable basis for the application of Delaware law to this Agreement, the relationship of the Parties and the interpretation and enforcement of the rights and duties of the Parties hereunder, (c) no other jurisdiction has a materially greater interest in the foregoing and (d) the application of Delaware law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware law hereunder, would have an interest in the foregoing.

6.8 Exclusive Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if

such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any of transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such Party’s respective address set forth in Section 6.2 (provided that nothing in this Section 6.8 shall affect the right of any Party to serve legal process in any other manner permitted by Law) and (d) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The Parties agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

6.9 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such Party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.9.

6.10 Legal Holidays. In the event that the Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.12 Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the payment by the Rights Agent to each Holder of all Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), (b) the expiration of the Combination FDA Approval Milestone Period without achievement of the Combination FDA Approval Milestone and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the termination of this Agreement shall not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.13 Construction.

(a) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PFIZER INC.

By:
Name:
Title:

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

Annex B

Item 1 of Annex B (Compensation-Related Disclosure Letter Rider) of the Company Disclosure Letter

Annex C

Press Release

Pfizer and Metsera Enter into Merger Agreement Amendment

Metsera’s Board of Directors Reaffirms Support of Merger with Pfizer

•	Revised transaction values Metsera at up to $86.25 per share

•	Metsera’s Board of Directors unanimously recommends that Metsera stockholders approve the adoption of the amended Pfizer merger agreement and approve the merger with Pfizer

•	Transaction creates real, certain and immediate value for Metsera’s stockholders and ensures Metsera’s important drug candidates can emerge as a key competitor available to all patients

NEW YORK, November 7, 2025—Metsera, Inc. (NASDAQ: MTSR) today announced that it has entered into an amended merger agreement with Pfizer, pursuant to which Pfizer will acquire Metsera for up to $86.25 per share, consisting of $65.60 per share in cash and a contingent value right (CVR) entitling holders to additional payments of up to $20.65 per share in cash.

The Metsera Board of Directors has determined that the revised terms represent the best transaction for shareholders, both from the perspective of value and certainty of closing. In addition, in light of recent circumstances, including the receipt by Metsera of a call from the U.S. Federal Trade Commission regarding potential risks from proceeding with the proposed Novo Nordisk structure under U.S. antitrust laws, the Metsera Board of Directors has further determined that the transaction proposed by Novo Nordisk presents unacceptably high legal and regulatory risks to Metsera and its stockholders compared to the proposed merger with Pfizer, including risks that the initial dividend may never be paid or may be subsequently challenged or rescinded. Metsera remains committed to the merger with Pfizer, which Metsera believes will deliver immediate and substantial value to Metsera stockholders, and the parties expect to close promptly following the stockholder meeting on November 13.

Metsera’s Board of Directors unanimously reaffirms its recommendation that the holders of Metsera common stock vote at the special meeting to approve the adoption of the amended Pfizer merger agreement and to approve the merger with Pfizer on the terms and subject to the conditions set forth in the amended Pfizer merger agreement.

Any questions related to the special meeting should be directed to our proxy solicitor, Innisfree M&A Incorporated, tollfree, at 1 (877) 825-8793.

Disclosure Notice

This release contains forward-looking information about, among other topics, Pfizer’s proposed acquisition of Metsera, Pfizer’s and Metsera’s pipeline products, including their potential benefits, potential best-in-class status, differentiation, profile and dosing, potential clinical trials, and the anticipated timing of completion of the proposed acquisition, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties relating to Pfizer’s proposed acquisition of Metsera include, among other things, risks relating to Pfizer’s litigation against the Company, including expenses from defending the litigation, potential damages or other losses resulting from the litigation, the impact of the litigation on the Company, its business and the market price of the Company’s common stock and the impact of the litigation on Novo Nordisk’s unsolicited proposal, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain the requisite vote by Metsera stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that more competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships, including Metsera’s ability to attract and retain highly qualified management and other clinical and scientific personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Pfizer’s or Metsera’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or Metsera’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; risks and uncertainties related to issued or future executive orders or other new, or changes in, laws, regulations or policy; changes in tax and other laws, regulations, rates and policies; the uncertainties inherent in business and financial planning, including, without limitation, risks related to Pfizer’s business and prospects, adverse developments in Pfizer’s markets, or adverse developments in the U.S. or global capital markets, credit markets, regulatory environment, tariffs and other trade policies or economies generally; future business combinations or disposals; uncertainties regarding the commercial success of Metsera’s pipeline products or Pfizer’s commercialized and/or pipeline products; risks associated with Metsera conducting clinical trials and preclinical studies outside of the United States; Metsera’s reliance on third parties to conduct clinical trials and preclinical studies and for the manufacture and shipping of its product candidates; the risk that Metsera’s product candidates are associated with side effects, adverse events or other properties or safety risks; risks associated with Metsera’s license and collaboration agreements and future strategic alliances; Metsera’s ability to obtain, maintain, defend and enforce patent or other intellectual property protection for current or future product candidates or technology; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with initial, preliminary or interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in any jurisdictions for Pfizer’s or Metsera’s pipeline products for any potential indications; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of such products; uncertainties regarding the impact of COVID-19; and competitive developments.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Pfizer and Metsera described in the “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results” (in the case of Pfizer) and “Special Note regarding Forward Looking Statements” (in the case of Metsera) sections of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the U.S. Securities and Exchange Commission (the “SEC”), all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Pfizer and Metsera assume no obligation to, and do not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. Neither Pfizer nor Metsera gives any assurance that it will achieve its expectations.

Additional Information and Where to Find It

In connection with Pfizer’s proposed acquisition of Metsera, Metsera has filed documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement has been mailed to Metsera’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by Metsera with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Metsera’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Metsera’s proxy statement. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or at www.metsera.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Metsera and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Metsera in favor of the proposed transaction. Information about Metsera’s directors and executive officers is set forth in Part III of Metsera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 26, 2025. Additional information concerning the interests of Metsera’s participants in the solicitation, which may, in some cases, be different than those of Metsera’s stockholders generally, is set forth in Metsera’s proxy statement relating to the proposed transaction. These documents are available free of charge at the SEC’s web site at www.sec.gov and at www.metsera.com.

Press Contact

Teneo

TJ White Tj.white@teneo.com

(929) 736-3795

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

November 7, 2025

Board of Directors

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Pfizer Inc. (“Pfizer”) and its affiliates) of all of the outstanding shares of common stock, par value $0.00001 per share (the “Shares”), of Metsera, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of September 21, 2025 (the “Initial Merger Agreement”), as amended by Amendment No. 1, dated as of November 7, 2025 (the “Amendment”, and the Initial Merger Agreement as amended by the Amendment, the “Agreement”), by and among Pfizer, Mayfair Merger Sub, Inc., a wholly owned subsidiary of Pfizer (“Merger Sub”), and the Company. Pursuant to the Agreement and on the terms and subject to the conditions set forth in the Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger, and each outstanding Share (other than Shares held by the Company, Pfizer or Merger Sub or Appraisal Shares (as defined in the Agreement)) will be converted into the right to receive $65.60 in cash (the “Cash Amount”) and one contingent value right to be issued by Pfizer (a “CVR” and, together with the Cash Amount, the “Consideration”). The CVR will entitle the holder thereof to receive one or more contingent payments upon achievement of certain milestones, subject to and in accordance with the terms and conditions of the CVR Agreement (as defined in the Agreement).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Pfizer, any of their respective affiliates and third parties, including ARCH Venture Partners (“ARCH”), a significant shareholder of the Company, Validae Health, L.P. (“Validae”), a significant shareholder of the Company, Population Health Partners GP, LLC (“PHP”), a significant shareholder of the Company, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with Pfizer. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or

Board of Directors

Metsera, Inc.

November 7, 2025

its affiliates also have provided certain financial advisory and/or underwriting services to the Company and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a bookrunner with respect to the initial public offering of the Company common stock in January 2025. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to Pfizer and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a dealer in connection with a commercial paper issuance by Pfizer starting in June 2011; as bookrunner with respect to a follow-on public offering by Haleon plc (“Haleon”), an affiliate of Pfizer, of shares of its common stock in October 2024; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in January 2025; as bookrunner with respect to a follow-on public offering by Haleon of shares of its common stock in March 2025; and as bookrunner with respect to an offering of debt securities by Pfizer in May 2025. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to ARCH and/or its affiliates and, as applicable, portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Human Immunology Biosciences, Inc. (“HI-Bio”), a portfolio company of ARCH, in connection with HI-Bio’s sale to Biogen Inc. in July 2024. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Pfizer, ARCH, Validae, PHP and their respective affiliates and, as applicable, portfolio companies for which Goldman Sachs Investment Banking may receive compensation. Funds managed by affiliates of Goldman Sachs Investment Banking also have invested in equity interests of funds managed by affiliates of ARCH. Such funds managed by affiliates of Goldman Sachs Investment Banking may co-invest with, and invest in equity interests of, ARCH, Validae and PHP and/or their respective affiliates or funds managed thereby in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the CVR Agreement; the annual report to stockholders and Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2024; the registration statement on Form S-1 of the Company, including the prospectus contained therein, as amended, declared effective by the Securities and Exchange Commission on January 30, 2025, relating to the initial public offering of the Company’s common stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”), and estimates as to the timing and amount of achievement of the Milestones (as defined in the CVR Agreement) (the “CVR Estimates”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; reviewed the financial terms of certain recent business combinations in the biotechnology industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, and the CVR Estimates, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse

Board of Directors

Metsera, Inc.

November 7, 2025

effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Pfizer and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or the CVR Agreement or entered into or amended in connection with the Transaction, any allocation of the Consideration, including between the Cash Amount and the CVR, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Pfizer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or the potential effects of volatility in the credit, financial and stock markets on the Company, Pfizer or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Pfizer or the ability of the Company or Pfizer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Pfizer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

November 7, 2025

The Board of Directors

Metsera, Inc.

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Members of the Board:

We understand that Pfizer Inc. (“Pfizer”), Mayfair Merger Sub, Inc. (“Merger Sub”) and Metsera, Inc. (“Metsera”) intend to enter into Amendment No. 1 (the “Amendment”) to that certain Agreement and Plan of Merger dated as of September 21, 2025 (the “Initial Merger Agreement” and as amended by the Amendment, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Metsera (the “Merger”), with Metsera surviving the Merger, and each issued and outstanding share of common stock, par value $0.00001 per share, of Metsera (the “Shares”), other than Shares held by the Company, Pfizer or Merger Sub and Appraisal Shares (as defined in the Merger Agreement), will be converted into the right to receive $65.60 in cash (the “Cash Consideration”) and one contractual non-tradable contingent value right (a “CVR” and, together with the Cash Consideration, the “Merger Consideration”) representing the right to receive the Milestone Payments (as defined in the Contingent Value Rights Agreement in the form attached to the Amendment (the “CVR Agreement”)), if any, at the times provided for in the CVR Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of Metsera (other than Pfizer and its affiliates).

In connection with rendering our opinion, we have:

•	Reviewed the Initial Merger Agreement;

•	Reviewed a draft of the Amendment dated as of November 7, 2025, including the form of CVR Agreement attached thereto;

•	Reviewed certain publicly available business and financial information regarding Metsera;

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Reviewed certain non-public business and financial information regarding Metsera and its business, products, product candidates, intellectual property and future prospects (including certain probability-adjusted financial projections for Metsera on a stand-alone basis for the years ending December 31, 2025 through December 31, 2045 (the “Metsera-Provided Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by Metsera and certain other estimates and other forward-looking information, including assumptions regarding the probability and the timing of achieving the Milestones (as defined in the CVR Agreement) under the CVR Agreement), all as prepared by, discussed with and approved for our use by Metsera’s senior management (collectively, the “Metsera-Provided Information”);

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Discussed with Metsera’s senior management their views of Metsera’s business, operations, historical and projected financial results, liquidity, funding needs, access to capital and future prospects (including, without limitation, their assumptions as to the expected amounts, timing and pricing of future issuances of equity in Metsera) and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

The Board of Directors

Metsera, Inc.

November 7, 2025

•	Performed financing-adjusted discounted cash flow analyses based on the Metsera-Provided Financial Projections;

•	Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Reviewed the historical prices and the trading activity of the Shares;

•	Compared the financial performance of Metsera and the trading activity of the Shares with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Metsera; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

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We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Metsera (including, without limitation, the Metsera-Provided Information) or obtained from public sources, data suppliers and other third parties.

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We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Metsera-Provided Information), (ii) express no view or opinion regarding (x) the reasonableness or achievability of the Metsera-Provided Financial Projections, any other estimates or any other forward-looking information provided by Metsera or the assumptions upon which any of the foregoing are based, (y) the reasonableness of the probability adjustments reflected in the Metsera-Provided Financial Projections or (z) the likelihood or probability of the achievement or satisfaction of the Milestones necessary for the Milestone Payments to be paid in accordance with the CVR Agreement and (iii) have relied upon the assurances of Metsera’s senior management that they are unaware of any facts or circumstances that would make the Metsera-Provided Information incomplete, inaccurate or misleading.

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We (i) have been advised by Metsera’s senior management, and have assumed, that (x) the Metsera-Provided Financial Projections (including the probability adjustments reflected therein and the expected development and commercialization of Metsera’s products and product candidates) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Metsera’s senior management as to the expected future performance of Metsera on a stand-alone basis, (y) the probability and the timing of achieving the Milestones reflect the best currently available estimates and judgments of Metsera’s senior management and (z) the foregoing information has been reviewed by Metsera’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

During the course of our engagement, we and Metsera’s other financial advisor were asked by Metsera’s Board of Directors to solicit indications of interest from various potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Metsera, and we have considered the results of such solicitation process in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Metsera or any other

The Board of Directors

Metsera, Inc.

November 7, 2025

entity or the solvency or fair value of Metsera or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Metsera’s senior management and Metsera’s other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Metsera or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed forms of the Amendment and the CVR Agreement will not differ from the drafts that we have reviewed, (ii) Metsera, Pfizer and Merger Sub will comply with all terms and provisions of the Merger Agreement and the CVR Agreement and (iii) the representations and warranties of Metsera, Pfizer and Merger Sub contained in the Merger Agreement are true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that (i) the Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Metsera or the Merger in any way meaningful to our analyses or opinion and (ii) the conditions for the payment of the Milestone Payments will occur as and to the extent contemplated in the Metsera-Provided Financial Projections and the full amount of the Milestone Payments will be paid to each holder of Shares as provided in the Merger Agreement and the CVR Agreement.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the Shares or other securities or financial instruments of or relating to Metsera may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Metsera, its securities or other financial instruments or the Merger or (iii) the impact of the Merger on the solvency or viability of Metsera or the ability of Metsera to pay its obligations when they come due.

We have acted as a financial advisor to Metsera in connection with the Merger and will receive a customary fee for such services upon successful consummation of the Merger. In addition, Metsera has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As separately disclosed, in addition to our current engagement by Metsera in connection with the Merger, (i) during the past two years we have previously been engaged by Metsera and (ii) during the past two years we have previously been engaged by Pfizer, in each case to provide certain financial advisory or investment banking services in connection with matters unrelated to the Merger, for which we have received agreed-upon fees. Specifically, during the past two years, we have performed the following financial advisory or investment banking services for Metsera and Pfizer, respectively: (i) we acted as joint bookrunner in connection with Metsera’s January 2025 initial public offering of equity securities and (ii) we acted as Pfizer’s financial advisor in connection with its December 2023 acquisition of Seagen Inc. We may in the future seek to provide Metsera, Pfizer or their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Metsera, Pfizer, other participants in the Merger or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future

The Board of Directors

Metsera, Inc.

November 7, 2025

receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Metsera, Pfizer, other participants in the Merger or their respective affiliates. Furthermore, our and our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may have investments in Metsera, Pfizer, other participants in the Merger or their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Metsera, Pfizer, other participants in the Merger or their respective affiliates or the Merger that differ from the views of our investment banking personnel.

Our opinion has been provided to Metsera’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Shares in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Metsera’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Shares as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Metsera’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Metsera, the financing or funding of the Merger by Pfizer or the effects of any other transaction in which Metsera might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the stockholders of Metsera (other than Pfizer and its affiliates) to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement or the CVR Agreement or (z) any support agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including the CVR Agreement, (ii) the form or terms of the CVRs with respect to transferability, illiquidity or otherwise or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Metsera. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Metsera’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

The Board of Directors

Metsera, Inc.

November 7, 2025

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Metsera (other than Pfizer and its affiliates).

Very truly yours,

GUGGENHEIM SECURITIES, LLC